                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                   Billing Information Concepts Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                     BILLING INFORMATION CONCEPTS CORP.

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Billing Information Concepts Corp. (the "Company") will be held on Thursday, February 26, 1998, at 10:00 a.m., C.S.T., at the Omni San Antonio Hotel, 9821 Colonnade Blvd., San Antonio, Texas, for the following purposes:

                 (1) A proposal to elect one (1) director to serve until the 2001 Annual Meeting of Stockholders;

                 (2) To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to "Billing Concepts Corp.";

                 (3) To consider and act upon a proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 60,000,000 to 75,000,000;

                 (4) A proposal to ratify the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending September 30, 1998; and

                 (5) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof. The Board of Directors of the Company is presently unaware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

         Information with respect to the above matters is set forth in the Proxy Statement that accompanies this Notice.

         The Board of Directors of the Company has fixed the close of business on January 8, 1998, as the record date for determining stockholders entitled to notice of and to vote at the meeting. A complete list of the stockholders entitled to vote at the meeting will be maintained at the Company's principal executive offices during ordinary business hours for a period of ten (10) days prior to the meeting. The list will be open to the examination of any stockholder for any purpose germane to the meeting during this time. The list will also be produced at the time and place of the meeting and will be open during the whole time thereof.

                                        By Order of the Board of Directors,



                                        KELLY E. SIMMONS
                                        Corporate Secretary

San Antonio, Texas
January 28, 1998

                         ---------------------------

                                   IMPORTANT

         YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON.
EVEN IF YOU PLAN TO BE PRESENT, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

                     BILLING INFORMATION CONCEPTS CORP.

                               PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON FEBRUARY 26, 1998


GENERAL INFORMATION

         This Proxy Statement and the accompanying proxy are furnished to the stockholders of Billing Information Concepts Corp., a Delaware corporation (the "Company" or "Billing"), in connection with the solicitation by the Board of Directors of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting") to be held on Thursday, February 26, 1998, at 10:00 a.m., C.S.T., at the Omni San Antonio Hotel, 9821 Colonnade Blvd., San Antonio, Texas, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. Properly executed proxies received in time for the Meeting will be voted.


         The securities of the Company entitled to vote at the Annual Meeting consist of shares of common stock, $0.01 par value (the "Common Stock"). At the close of business on January 8, 1998 (the "Record Date"), there were outstanding and entitled to vote 16,375,338 shares of Common Stock. The holders of record of Common Stock on the Record Date will be entitled to one vote per share. The Company's Amended and Restated Certificate of Incorporation (the "Certificate") does not permit cumulative voting in the election of directors.


         The Summary Annual Report to Stockholders for the year ended September 30, 1997 has been or is being furnished with this Proxy Statement, which is being mailed on or about January 28, 1997, to the holders of record of Common Stock on the Record Date. The Summary Annual Report to Stockholders and the Appendix hereto does not constitute a part of the proxy materials.

VOTING AND PROXY PROCEDURES


         Properly executed proxies received in time for the Meeting will be voted. Stockholders are urged to specify their choices on the proxy, but if no choice is specified, eligible shares will be voted for the election of the nominee for director named herein, to change the name of the Company to "Billing Concepts Corp.", to increase the number of authorized shares of Common Stock to 75,000,000 and for ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending September 30, 1998. At the date of this Proxy Statement, management of the Company knows of no other matters which are likely to be brought before the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.


         If the enclosed form of proxy is executed and returned, it may nevertheless be revoked by a later-dated proxy or by written notice filed with the Secretary at the Company's executive offices at any time before the enclosed proxy is exercised. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. The Company's executive offices are located at 7411 John Smith, Suite 200, San Antonio, Texas 78229.

         The holders of a majority of the total shares of Common Stock issued and outstanding at the close of business on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the director; the affirmative vote of a majority of the total shares of Common Stock entitled to vote at the Annual Meeting is required to change the name of the Company to "Billing Concepts Corp." and to increase the number of authorized shares of Common Stock to 75,000,000; and the affirmative vote of a majority of the total shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants and any other matters as may properly come before the Annual Meeting or any adjournment thereof.

         Abstentions are counted toward the calculation of a quorum, but are not treated as either a vote for or against a proposal. An abstention has the same effect as a vote against the proposal. Any unvoted position in a brokerage account will be considered as not voted and will not be counted toward fulfillment of quorum requirements.

         The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation (other than reimbursement of out-of-pocket expenses), by personal interview, telephone, telegram or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has elected to retain the services of D. F. King & Co. for the purpose of soliciting proxies to be voted at the Annual Meeting at an estimated cost of $4,500, plus out-of-pocket expenses.

SPIN-OFF FROM USLD

         The Company began operating as an independent publicly-held company on August 2, 1996, as a result of its spin- off (the "Spin-Off") from U.S. Long Distance Corp. ("USLD"). Prior to the Spin-Off, the Company operated as a wholly- owned subsidiary of USLD. As part of the Spin-Off, shares of Common Stock were distributed to record holders of USLD common stock as of the close of business on August 2, 1996.

         For information regarding certain transactions and agreements with USLD, see "Certain Transactions."

                           OWNERSHIP OF COMMON STOCK

PRINCIPAL STOCKHOLDERS

         The following table sets forth as of December 31, 1997, certain information with respect to the Common Stock beneficially owned by persons who are known to the Company to be the beneficial owners of more than five percent (5%) of the Common Stock. For purposes of this Proxy Statement, beneficial ownership is defined in accordance with the rules of the Securities and Exchange Commission (the "Commission") to mean generally the power to vote or dispose of shares, regardless of any economic interest therein. The persons listed have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.

                                                                      AMOUNT AND NATURE
                                                                        OF BENEFICIAL
 NAME AND ADDRESS                                                       OWNERSHIP(1)          PERCENT(2)
 ----------------                                                     -----------------       ----------
 AIM Management Group, Inc.  . . . . . . . . . . . . . . . . . .          1,396,700             8.67%
 11 Greenway Plaza, Suite 1919
 Houston, TX 77046

 Montgomery Asset Management, L.P. . . . . . . . . . . . . . . .          1,281,000             7.95%
 101 California
 San Francisco, CA  94111

 Edgemont Asset Management Corp. . . . . . . . . . . . . . . . .            950,000             5.90%
 140 E. 45th Street, 43rd Floor
 New York, NY 10017

_______________________

(1) Based on record ownership as of December 31, 1997, to the Company's knowledge.
(2) Based on a total of 16,335,074 shares of Common Stock issued and outstanding on December 31, 1997.



SECURITY OWNERSHIP OF MANAGEMENT

         The following table sets forth as of December 31, 1997, certain information with respect to the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table and by all its directors and executive officers as a group. Such persons have sole voting power and sole dispositive power with respect to all shares set forth in the table unless otherwise specified in the footnotes to the table.


                                                                          AMOUNT AND NATURE
                                                                            OF BENEFICIAL
         NAME                                                               OWNERSHIP(1)      PERCENT OF CLASS(2)
         ----                                                             -----------------   -------------------
     Parris H. Holmes, Jr.  . . . . . . . . . . . . . . . . . .              237,795 (3)              1.4%
     Alan W. Saltzman . . . . . . . . . . . . . . . . . . . . .              111,073 (4)               *
     Kelly E. Simmons . . . . . . . . . . . . . . . . . . . . .               83,014 (5)               *
     Paul L. Gehri  . . . . . . . . . . . . . . . . . . . . . .               12,498 (6)               *
     Lee Cooke  . . . . . . . . . . . . . . . . . . . . . . . .               20,000 (7)               *
     James E. Sowell  . . . . . . . . . . . . . . . . . . . . .               10,000 (8)               *
     Thomas G. Loeffler . . . . . . . . . . . . . . . . . . . .               30,000 (9)               *
     All executive officers and directors as a group
        (nine persons, including the executive officers
        and directors listed above) . . . . . . . . . . . . . .              829,408 (10)             5.0%


__________________
[footnotes on following page]

*        Represents less than 1% of the issued and outstanding shares of Common
         Stock.

(1) Information with respect to beneficial ownership is based upon information furnished by each director or officer of the Company or contained in filings made with the Commission. With the exception of shares which may be acquired by employees pursuant to the Employee Stock Purchase Plan and/or the Billing 401(k) Retirement Plan, the amount of beneficial ownership includes shares subject to acquisition within 60 days by such person or group.
(2) Based on a total of 16,335,074 shares of Common Stock issued and outstanding on December 31, 1997.
(3) Includes 100,000 shares that Mr. Holmes has the right to acquire upon the exercise of stock options, 228 shares that Mr. Holmes holds in his Billing 401(k) Retirement Plan account and 2,567 shares that Mr. Holmes holds in his Employee Stock Purchase Plan account at December 31, 1997.
(4) Includes 100,833 shares that Mr. Saltzman has the right to acquire upon the exercise of stock options, an aggregate of 700 shares held in individual retirement accounts for Mr. Saltzman and his wife, 3,973 shares that Mr. Saltzman holds in his Billing 401(k) Retirement Plan account and 2,567 shares that Mr. Saltzman holds in his Employee Stock Purchase Plan account at December 31, 1997.
(5) Includes 65,667 shares that Mr. Simmons has the right to acquire upon exercise of stock options and 1,347 shares that Mr. Simmons holds in his Employee Stock Purchase Plan account at December 31, 1997.
(6) Represents 10,000 shares that Mr. Gehri has the right to acquire upon exercise of stock options and 2,498 shares that Mr. Gehri holds in his Employee Stock Purchase Plan account at December 31, 1997.
(7) Represents 20,000 shares that Mr. Cooke has the right to acquire upon the exercise of stock options.
(8) Represents 10,000 shares that Mr. Sowell has the right to acquire upon the exercise of stock options.
(9) Represents 30,000 shares that Mr. Loeffler has the right to acquire upon the exercise of stock options.
(10) Includes 316,500 shares that the nine directors and executive officers have the right to acquire upon exercise of stock options, 700 shares held in individual retirement accounts, 4,229 shares that such executive officers held in their respective Billing 401(k) Retirement Plan accounts and 8,979 shares that such executive officers held in their respective Employee Stock Purchase Plan accounts at December 31, 1997.

                   MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF ONE DIRECTOR

         The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Board of Directors will consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the authorized number of directors at five. Directors are divided into three classes, of which two have two members each and one has one member. Each class is elected for a term of three years, so that the term of office of one class of directors expires at every annual meeting.

         The Board of Directors has nominated one person for election as director in the class whose term of office will expire at the Company's 2001 Annual Meeting of Stockholders or until his respective successor is elected and qualified. The nominee is Lee Cooke. The respective terms of the directors expire on the dates set forth below.


 DIRECTOR WHOSE TERM EXPIRES
 AT THE 1998 ANNUAL MEETING AND NOMINEE
 FOR ELECTION FOR TERM EXPIRING                 POSITION AND OFFICES
 AT THE 2001 ANNUAL MEETING                       WITH THE COMPANY        AGE      DIRECTOR SINCE
 ------------------------------------------   -----------------------   -------  -------------------
 Lee Cooke                                    Director                    53         May 13, 1996


 DIRECTORS WHOSE TERMS EXPIRE                  POSITION AND OFFICES
 AT THE 1999 ANNUAL MEETING                      WITH THE COMPANY        AGE       DIRECTOR SINCE
 ------------------------------------------   ----------------------   -------   -------------------

 Parris H. Holmes, Jr.                        Chairman of the Board      54         May 13, 1996
                                              and Chief Executive
                                              Officer
 Alan W. Saltzman                             Director, President        50         May 13, 1996
                                              and Chief Operating
                                              Officer

 DIRECTORS WHOSE TERMS EXPIRE                   POSITION AND OFFICES
 AT THE 2000 ANNUAL MEETING                       WITH THE COMPANY        AGE       DIRECTOR SINCE
 ------------------------------------------   -----------------------   -------  -------------------
 James E. Sowell                              Director                    49        June 21, 1996

 Thomas G. Loeffler                           Director                    51       August 21, 1996



         Biographical information on these directors is set forth below under "Further Information -- Board of Directors and Executive Officers."

         It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominee. Management of the Company does not contemplate that the nominee will become unavailable for any reason, but if that should occur before the meeting, proxies that do not withhold authority to vote for a director will be voted for another nominee in accordance with the best judgment of the person or persons appointed to vote the proxy.

         The enclosed form of proxy provides a means for the holders of Common Stock to vote for the nominee listed therein or to withhold authority to vote for such nominee. Each properly executed proxy received in time for the Meeting will be voted as specified therein, or if a stockholder does not specify in his or her executed proxy how the shares represented by his or her proxy are to be voted, such shares shall be voted for the nominee listed therein or for other nominees as provided above. The director nominee receiving a plurality of the votes cast at the Annual Meeting will be elected as a director. Abstentions and broker non-votes will not be treated as a vote for or against the director nominee and will not affect the outcome of the election.

         The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to the nomination of candidates for election as directors other than by or at the direction of the Company's Board of Directors (the "Nomination Procedure"). The Nomination Procedure provides that only persons who are nominated by or at the direction of the Company's Board of Directors, or by a stockholder who has given timely prior written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors. To be timely, notice must be received by the Company (i) in the case of an annual meeting, not less than 90 days prior to the annual meeting, or (ii) in the case of a special meeting, not later than the seventh day following the day on which notice of such meeting is first given to stockholders.

         Under the Nomination Procedure, notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must contain certain information about that person, including business and residence addresses, a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee and any other person pursuant to which the nomination is to be made, such other information regarding each nominee as would be required pursuant to the proxy rules of the Commission had the nominee been nominated by the Company's Board of Directors, the consent of such nominee to be nominated and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director. Nothing in the Nomination Procedure will preclude discussion by any stockholder of any nomination properly made or brought before an annual or special meeting in accordance with the above-mentioned procedures.

COMMITTEES OF THE BOARD OF DIRECTORS

         The business of the Company is managed under the direction of its Board of Directors. The Company's Board of Directors has established three standing committees: Audit, Compensation and Nominating.


         The Audit Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke, Sowell and Loeffler are the current members of the Audit Committee. The Audit Committee meets with the independent auditors and management representatives; recommends to the Board of Directors appointment of independent auditors; approves the scope of audits and other services to be performed by the independent auditors; considers whether the performance of any professional services by the auditors other than services provided in connection with the audit function could impair the independence of the auditors; and reviews the results of audits and the accounting principles applied in financial reporting and financial and operational controls. The independent auditors have unrestricted access to the Audit Committee and vice versa.


         The Compensation Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke, Sowell and Loeffler are the current members of the Compensation Committee. The Compensation Committee's functions include recommendations on policies and procedures relating to compensation and various employee stock and other benefit plans and approval of individual salary adjustments and stock awards in those areas.

         The Nominating Committee is comprised of certain directors who are not employees of the Company or any of its subsidiaries. Messrs. Cooke, Sowell and Loeffler are the current members of the Nominating Committee. The Nominating Committee considers candidates for election as directors and is responsible for keeping abreast of and making recommendations with regard to corporate governance in general. In addition, the Nominating Committee fulfills an advisory function with respect to a range of matters affecting the Board of Directors and its committees, including the making of recommendations with respect to qualifications of director candidates, compensation of directors, the selection of committee chairmen, committee assignments and related matters affecting the functioning of the Board of Directors. The Nominating Committee considers nominees to the Board of Directors recommended by stockholders of the Company where such recommendations are made pursuant to the procedures which are described in the Company's Amended and Restated Certificate of Incorporation and Bylaws.

MEETINGS OF THE BOARD OF DIRECTORS

         During the fiscal year ended September 30, 1997, the Board of Directors met four (4) times and took action on six (6) occasions by unanimous written consent, the Compensation Committee met one (1) time and took action on three (3) occasions by unanimous written consent, the Nominating Committee did not meet and the Audit Committee met one (1) time. Each of the directors of the Company attended at least 75% of the aggregate of the meetings of the Board of Directors and committees of which he was a member.

COMPENSATION OF DIRECTORS

         Fees. For fiscal 1997, each non-employee Director received a meeting fee of $500 for each meeting of the Board of Directors attended. Additionally, each member of the Compensation Committee, Audit Committee or Nominating Committee received $500 for each committee meeting attended during the fiscal year. In each case, the members of the Board of Directors are reimbursed for
their travel expenses to and from the meetings.   The members of the Board of
Directors do not receive a fee for telephonic meetings. Commencing in fiscal 1998, the Company has discontinued cash compensation of directors and has adopted a policy of compensating non-employee directors for each meeting attended solely through stock option grants.


         Stock Options. A total of 400,000 shares of Common Stock are subject to the Company's 1996 Non-Employee Director Plan (the "Director Plan"). Pursuant to the terms of the Director Plan, upon election and re-election to the Board of Directors of the Company, each eligible director is granted an option to purchase 30,000 shares of Common Stock effective as of the date of such election or re-election with vesting over a three year period. In addition, the Company has the ability to make additional discretionary grants under the Director Plan. For fiscal 1998, the Company has granted each non-employee director an option to purchase 6,000 shares of Common Stock which vests one year from the date of grant; however, for each meeting of the Board of Directors a non-employee director fails to attend, such director forfeits the rights to purchase 1,500 of the shares subject to such option.


         Director Compensation Deferral Plan. The Company has adopted the Billing Information Concepts Corp. Director Compensation Deferral Plan (the "Director Deferral Plan"), which generally allows outside directors to make voluntary deferral contributions, on a pre-tax basis, of the fees paid by the Company for services rendered as a director. From time to time the Company credits each participant's plan with interest at the rate declared by the Company in accordance with the Director Deferral Plan. The Company has eliminated the ability of directors to make deferral contributions under the Director Deferral Plan. The Director Deferral Plan remains in effect solely to maintain contributions that were transferred to the Director Deferral Plan pursuant to the Spin-Off by former USLD directors who are now directors of the Company and who held such deferred amounts under the corresponding USLD deferral plan prior to the Spin-Off. Benefits generally are payable to a director upon retirement, disability, termination of service or death, in each case as provided in the Director Deferral Plan.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION
             OF THE INDIVIDUAL NOMINATED FOR ELECTION AS A DIRECTOR



PROPOSAL NO. 2: PROPOSAL TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO BILLING CONCEPTS CORP.


         The Board of Directors has unanimously adopted a resolution declaring it advisable to amend the Company's Amended and Restated Certificate of Incorporation to change the name of the Company from Billing Information Concepts Corp. to Billing Concepts Corp. (the "Name Change Amendment"). The Board of Directors further directed that the Name Change Amendment be submitted for consideration by stockholders at the Company's Annual Meeting. In the event the Name Change Amendment is approved by stockholders, the Company will thereafter amend its Amended and Restated Certificate of Incorporation with the Delaware State Secretary of State with a filing reflecting such Name Change Amendment, which will become effective at the close of business on the date such filing is accepted by the Secretary of State.


         Beginning in 1997, the Company began using the name Billing Concepts and has utilized this name in connection with its operations and the operations of its various subsidiaries, including two subsidiaries named Billing Concepts Systems, Inc. and Billing Concepts, Inc., respectively. Since that time, the name Billing Concepts has become synonymous with Billing Information Concepts Corp. and is in fact more recognizable to the market than the name Billing Information Concepts Corp. In recognition of the Company's continued use of the name Billing Concepts, the Company is proposing to change its name to Billing Concepts Corp.



         The change of the Company's name will be effected through an amendment to Article I of the Company's Amended and Restated Certificate of
Incorporation. As amended, such Article I would read in its entirety as follows:



         "Article I - Name. The name of the corporation (the "corporation") is Billing Concepts Corp."


         Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to adopt this Proposal No. 2. With respect to the proposal to amend the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to Billing Concepts Corp., all such shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR the proposal to amend the Company's Amended and Restated Certificate of Incorporation to change the name of the Company to Billing Concepts Corp.


          THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL
         TO AMEND THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
          TO CHANGE THE NAME OF THE COMPANY TO BILLING CONCEPTS CORP.



PROPOSAL NO. 3: PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 60,000,000 SHARES TO 75,000,000 SHARES

         The Board of Directors has unanimously adopted a resolution declaring it advisable to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company has the authority to issue from 60,000,000 shares to 75,000,000 shares (the "Common Stock Amendment"). The Board of Directors further directed that the Common Stock Amendment be submitted for consideration by stockholders at the Company's Annual Meeting. In the event the Common Stock Amendment is approved by stockholders, the Company will thereafter amend its Amended and Restated Certificate of Incorporation with the Delaware State Secretary of State with a filing reflecting such Common Stock Amendment, which will become effective at the close of business on the date such filing is accepted by the Secretary of State.

         In the event stockholders approve the Common Stock Amendment, the Company will be authorized to amend Article 4.1 of the Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock which the Company is authorized to issue from 60,000,000 to 75,000,000.

         As amended, the text of Article 4.1 of the Amended and Restated Certificate of Incorporation would read in its entirety as follows:

         "4.1    Total Number of Shares of Stock.  The total number of shares of all classes of stock which the corporation shall have authority to issue is eighty-five million (85,000,000). Of such shares, (i) seventy-five million (75,000,000) shall be common stock, par value $0.01 per share

         ("Common Stock"), and (ii) ten million (10,000,000) shall be preferred stock, par value $0.01 per share ("Preferred Stock")."


         As of December 31, 1997, there were 16,335,074 shares of issued and outstanding Common Stock. Of the 43,664,926 authorized but unissued shares, a total of 4,975,000 shares were reserved for issuance under Company option and other benefit plans for employees and directors or pursuant to warrants to purchase Common Stock granted by the Company. The remaining 38,689,926 shares were unreserved. In addition, on January 9, 1998, the Company declared a stock dividend of one share of Common Stock for each share of Common Stock outstanding, payable to stockholders of record on January 20, 1998, which resulted in the issuance of approximately an additional 16,431,895 shares of Common Stock. Holders of Common Stock do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current stockholders do not have a prior right to purchase any new issue of Common Stock of the Company in order to maintain their proportionate ownership interest.


         The Board believes that it is in the Company's best interests to increase the number of authorized but unissued shares of Common Stock in order to have additional shares available for issuance to meet the Company's future business needs as they arise. The Company's management has no present arrangements, agreements, understandings or plans for the issuance or use of the additional shares proposed to be authorized by the Amendment. The Board believes the availability of such additional shares will provide the Company with the flexibility to issue Common Stock for a variety of other proper corporate purposes as the Board may deem advisable without further action by the Company's stockholders, except as may be required by law, regulation or the rules of any national securities exchange or quotation system on which the shares of the Company's Common Stock are then listed. These purposes could include, among other things, the sale of stock to obtain additional capital funds, the purchase of property, the acquisition or merger into the Company of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock dividends or distributions, effecting a stock split and other bona fide corporate purposes. Were these situations to arise, the issuance of additional shares of Common Stock could have a dilutive effect on earnings per share, and, for a person who does not purchase additional shares to maintain his or her pro rata interest, on a stockholder's percentage voting power in the Company.

         Although an increase in the authorized shares of Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the current proposal to amend the Certificate to increase the number of authorized shares of Common Stock is not in response to any effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation in opposition to management or otherwise. In addition, the proposal is not part of any plan by management to recommend a series of similar amendments to the Board of Directors and the stockholders.

         Under the Delaware General Corporation Law, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is required to adopt this Proposal No. 3. With respect to the proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 60,000,000 to 75,000,000 shares, all such shares will be voted FOR or AGAINST, or not voted, as specified on each proxy. If no choice is indicated, a proxy will be voted FOR the proposal to amend the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 60,000,000 to 75,000,000 shares.


                 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"
                  THE PROPOSAL TO AMEND THE COMPANY'S AMENDED
                  AND RESTATED CERTIFICATE OF INCORPORATION TO
                  INCREASE THE NUMBER OF AUTHORIZED SHARES OF
                  COMMON STOCK FROM 60,000,000 TO 75,000,000

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


         The Board of Directors, upon recommendation of its Audit Committee, has appointed the firm of Arthur Andersen LLP to serve as independent public accountants of the Company for the fiscal year ending September 30, 1998. Although stockholder ratification is not required, the Board of Directors has directed that such appointment be submitted to the stockholders of the Company for ratification at the Annual Meeting. Arthur Andersen LLP has served as independent public accountants of the Company with respect to the Company's consolidated financial statements for the fiscal years ending September 30, 1997 and 1996, and is considered by management of the Company to be well qualified. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the Board of Directors may reconsider the appointment.

         Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

         Assuming the presence of a quorum, ratification of the appointment of Arthur Andersen LLP requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock entitled to vote in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be considered as a vote for or against the proposal and therefore will have no effect on the outcome of the proposal. Proxies will be voted for or against such approval in accordance with specifications marked thereon, and if no specification is made, the proxies will be voted for such approval.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC
   ACCOUNTANTS OF THE COMPANY FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998



                              FURTHER INFORMATION


BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

         Set forth below is information with respect to each director and executive officer of the Company as of December 31, 1997. The executive officers are elected by the Board of Directors and serve at the discretion of the Board. There are no family relationships between any two directors or executive officers.


 Name                                         Age                         Position
 ----                                         ---                         --------
 Parris H. Holmes, Jr. . . . . . . . . . .     54      Chairman of the Board and Chief Executive Officer

 Alan W. Saltzman  . . . . . . . . . . . .     50      President, Chief Operating Officer and Director

 Kelly E. Simmons  . . . . . . . . . . . .     42      Senior Vice President, Chief Financial Officer,
                                                       Treasurer and Corporate Secretary

 Paul L. Gehri . . . . . . . . . . . . . .     44      Senior Vice President of Sales; Vice President of
                                                       Sales and Marketing of Billing Concepts, Inc. and
                                                       Enhanced Services Billing, Inc.

 Michael A. Harrelson  . . . . . . . . . .     42      Senior Vice President and Chief Information Officer;
                                                       President of Billing Concepts Systems, Inc.

 Michael W. Hancock  . . . . . . . . . . .     53      Vice President; Senior Vice President and Chief
                                                       Operating Officer of Billing Concepts Systems, Inc.

 Lee Cooke . . . . . . . . . . . . . . . .     53      Director(1)(2)(3)

 James E. Sowell . . . . . . . . . . . . .     49      Director(1)(2)(3)

 Thomas G. Loeffler  . . . . . . . . . . .     51      Director(1)(2)(3)
 -------------------------

(1)      Member of the Audit Committee.
(2)      Member of the Compensation Committee.
(3)      Member of the Nominating Committee.

         Parris H. Holmes, Jr. has served as Chairman of the Board and Chief Executive Officer of the Company since May 1996. Mr. Holmes served as both Chairman of the Board and Chief Executive Officer of U.S. Long Distance Corp. ("USLD") from September 1986 until August 1996, and served as Chairman of the Board of USLD until June 2, 1997. Prior to March 1993, Mr. Holmes also served as President of USLD. Mr. Holmes is also Vice Chairman and a member of the Board of Directors of Tanisys Technology, Inc., a developer, manufacturer and marketer of computer peripheral equipment. Mr. Holmes is also a director of Recompute! Corporation, a nationwide direct remanufacturer of newly-used and pre-owned commercial-grade Intel 486 and Pentium personal computer systems from top-tier manufacturers. He also serves as a director of Sharps Compliance, Inc., a provider of mail sharps disposal services for certain types of medical sharps (needles, syringes and razors) products. On December 18, 1996, the Securities and Exchange Commission filed a civil injunctive action in the United States District Court for the District of Columbia alleging that Mr. Holmes failed to file timely twelve reports regarding certain 1991 and 1992 transactions in the stock of USLD as required by Section 16(a) of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Section 16(a) requires officers and directors of such companies to file reports with the Commission regarding their personal transactions in the securities of their company. Mr. Holmes settled this action on December 18, 1996, without admitting or denying the allegations of the complaint, by consenting to the entry of an injunction with respect to these requirements and paying a civil penalty of $50,000. The Commission Staff also has notified Mr. Holmes of its decision to terminate its investigation of trading in the securities of USLD and the securities of Value-Added Communications, Inc. (In the Matter of Trading in the Securities of Value-Added Communications, Inc. (HO-2765)).


         Alan W. Saltzman has been President, Chief Operating Officer and Director of the Company since May 1996, and served as Executive Vice President -- Operations, Billing and Information Management of USLD from May 1993 until August 1996. Mr. Saltzman had been Chief Operating Officer of Billing Concepts, Inc. ("BCI"), a wholly-owned subsidiary of the Company formerly known as Zero Plus Dialing, Inc., a subsidiary of USLD ("ZPDI"), prior to the Spin-Off, since February 1991. In August 1994, Mr. Saltzman was elected President of ZPDI. Mr. Saltzman has served as an adviser to the Board of Directors of USLD from February 1994 to August 1996. Mr. Saltzman joined ZPDI in 1989 as Vice President -- Management Information Systems. Mr. Saltzman is an advisory director of Tanisys Technology, Inc.


         Kelly E. Simmons has served as Senior Vice President, Chief Financial Officer, Treasurer and Corporate Secretary of the Company since May 1996. From 1988 until August 1996, Mr. Simmons held various executive positions with USLD, including Vice President -- Finance and Corporate Treasurer, Vice President -- Administration and Senior Vice President of Business Development.

         Paul L. Gehri has served as Senior Vice President of Sales of the Company since September 1997. He has served as Vice President of Sales and Marketing for BCI and Enhanced Services Billing, Inc. ("ESBI"), a wholly-owned subsidiary of the Company, since August 1996, and had served in the same position with ZPDI since May 1992. Mr. Gehri was Vice President of Sales of U.S. Long Distance, Inc. from July 1991 to May 1992 and was Director of Sales and a principal of National Telephone Exchange, Inc., a company acquired by USLD, from 1988 to July 1991.


         Michael A. Harrelson has served as Senior Vice President and Chief Information Officer of the Company and President of Billing Concepts Systems, Inc., a wholly-owned subsidiary of the Company ("BCS"), since June 1, 1997.
Mr. Harrelson joined the Company through the acquisition of Computer Resources Management, Inc., which Mr. Harrelson founded in 1986 and had served as its President from its inception until it was acquired by the Company in June 1997. See "Certain Transactions."

         Michael W. Hancock has served as Vice President of the Company and as Senior Vice President and Chief Operating Officer of BCS since August 1997. From December 1988 to August 1997, Mr. Hancock held various positions with Affiliated Computer Services, Inc., including Vice President and Regional Business Unit Operations Manager.

         Lee Cooke has served as a director of the Company since May 1996, and was a director of USLD from 1991 until July 1996. Since May 1992, he has been Chairman of the Board and Chief Executive Officer of U. S. Medical Systems, Inc. Mr. Cooke is also an advisory director of Tanisys Technology, Inc. From 1988 through 1991, Mr. Cooke served in the elected position of Mayor of Austin, Texas.



         James E. Sowell has served as a director of the Company since June 1996 and is the founder of Jim Sowell Construction Co., Inc., which began in 1972 primarily for single-family home construction. Since 1972, the company has expanded its scope of operations and ownership to include land development, income property development, financial institutions, country club and golf course operations and ownership, hotel and restaurant ownership and operations, as well as interests in major corporations. Mr. Sowell was Chairman of the Board of Arlington Golf Club, Inc. ("AGC") and Sable Homes, Inc. ("SHI") and a general partner of Fleetwood Retail Associates, Ltd ("FRA"). All of these entities filed petitions for relief under the U. S. Bankruptcy Code, AGC in April 1992 (dismissed in January 1993), SHI in September 1993 (dismissed in
1995), and FRA in October 1997 (pending). Mr. Sowell served as a director of Tanisys Technology, Inc. from May 1995 to November 1997.



         Thomas G. Loeffler has served as a director of the Company since August 1996, and has been an attorney with the law firm of Arter & Hadden since June 1993. Prior to that time, Mr. Loeffler acted as a practicing attorney and consultant. From 1979 to 1986, Mr. Loeffler served as an elected representative to the United States House of Representatives. Mr. Loeffler serves as a director of Introgen Therapeutics, Inc. and the University of Texas Investment Management Company.



COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


         General

         The Compensation Committee of the Board of Directors (the "Compensation Committee") has furnished the following report on the Company's executive compensation policies. This report describes the Compensation Committee's compensation policies applicable to the Company's executive officers and provides specific information regarding the compensation of the Company's Chief Executive Officer. (The information contained in this "Compensation Committee Report on Executive Compensation" shall not be deemed to be "soliciting material" or to be "filed" with the Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.)

         The Compensation Committee is comprised of three outside directors, Messrs. Sowell, Cooke and Loeffler, and administers and oversees all aspects of the Company's executive compensation policy and reports its determinations to the Board of Directors. The Compensation Committee's overall goal is to develop executive compensation policies that are consistent with, and linked to, strategic business objectives and Company values. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of, the Company's compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.


         Compensation Philosophy

         The Company's executive compensation policies have four primary objectives: to attract and retain highly competent executives to manage the Company's business, to offer executives appropriate incentives for accomplishment of the Company's business objectives and strategy, to encourage stock ownership by executives to enhance mutuality of interest with stockholders and to maximize long-term stockholder value. The Compensation Committee believes the compensation policies should operate in support of these objectives and should emphasize the following: a long-term and at-risk focus, a pay-for-performance culture, an equity orientation and management development.


         Elements of Compensation

         Each element of compensation considers median compensation levels paid within the competitive market. Competitive market data compares the Company's compensation practices to a group of comparator companies that tend to have similar sales volumes, market capitalizations, employment levels and lines of business. The Compensation Committee reviews and approves the selection of companies used for compensation comparison purposes.

         The key elements of the Company's executive compensation are base salary, annual incentive and long-term incentive. These key elements are addressed separately below. In determining compensation, the Compensation Committee considers all elements of an executive's total compensation package.

         Base Salaries. Base salaries for executives are initially determined by evaluating executives' levels of responsibility, prior experience, breadth of knowledge, internal equity issues and external pay practices. Base salaries are below the size-adjusted medians of the competitive market.

         Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on sustained levels of individual contribution to the Company. When evaluating individual performance, the Compensation Committee considers the executive's efforts in promoting Company values, continuing educational and management training, improving product quality, developing relationships with customers, vendors and employees, and demonstrating leadership abilities among co-workers. Mr. Holmes received a base salary of $300,000 from the Company in fiscal 1997.


         Annual Incentive. Each year, the Compensation Committee evaluates the performance of the Company as a whole, as well as the performance of each individual executive. Factors considered include revenue growth, net profitability and cost control. The Compensation Committee does not utilize formalized mathematical formulae, nor does it assign weightings to these factors. The Compensation Committee, in its sole discretion, determines the amount, if any, of incentive payments to each executive. The Compensation Committee believes that the Company's growth in revenue and profitability requires subjectivity on the part of the Committee when determining incentive payments. The Compensation Committee believes that specific formulae restrict flexibility and are too rigid at this stage of the Company's development. Mr. Holmes did not receive an incentive payment from the Company in fiscal 1997.


         Long-Term Incentive. The Company's long-term compensation philosophy provides that long-term incentives should relate to improvement in stockholder value, thereby creating a mutuality of interests between executives and stockholders. Additionally, the Compensation Committee believes that the long-term security of executives is critical for the perpetuation of the Company. Long-term incentives are provided to executives through the Company's 1996 Employee Comprehensive Stock Plan, in the form of stock options and restricted stock awards, and through the Company's Executive Compensation Deferral Plan.

         In keeping with the Company's commitment to provide a total compensation package that favors at-risk components to pay, long-term incentives comprise an appreciable portion of an executive's total compensation package. When awarding long-term incentives, the Compensation Committee considers executives' respective levels of responsibility, prior experience, historical award data, various performance criteria and compensation practices at comparator companies. Again, the Compensation Committee does not utilize formal mathematical formulae when determining the number of options/shares granted to executives.

         Restricted Stock

         Officers and certain key employees of the Company, including directors who are also full-time employees, are eligible for awards of restricted stock under the Billing Employee Stock Plan (as hereinafter defined). The number of shares of Common Stock to be awarded to an employee and other terms of the award are determined by the Compensation Committee, which administers the Billing Employee Stock Plan. Each award is evidenced by an agreement that sets forth the terms and conditions of the restricted stock granted, including the vesting schedule. The Billing Employee Stock Plan provides for certain vesting upon death, permanent disability, retirement, termination for good reason by the employee and upon a change of control. The restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered for a period of not less than one year but not greater than two years. The employee, as owner of the restricted stock, has all rights of a stockholder including voting rights and the right to receive cash dividends, if any. Mr. Holmes did not receive a restricted stock award from the Company in fiscal 1997.


         Stock Options

         Stock options generally are granted at an option price not less than the fair market value of the Common Stock on the date of grant. Accordingly, stock options have value only if the price of the Common Stock appreciates after the date the options are granted. This design focuses executives on the creation of stockholder value over the long term and encourages equity ownership in the Company.

         In fiscal 1997, Mr. Holmes received an option to purchase 200,000 shares of Common Stock with an exercise price of $33.688 per share. One-fourth (25%) of the shares subject to such option vest on each of August 25, 1997, 1998, 1999, and 2000. In determining the number of shares subject to the option granted to Mr. Holmes, the Committee considered the level of total stockholder return and numerous subjective factors indicative of Mr. Holmes' dedication to the success of the Company. As of December 31, 1997, Mr. Holmes owned 135,000 shares of the Company's Common Stock and, including the fiscal 1997 grant, held options to purchase a total of 350,000 shares. The Compensation Committee believes that this equity interest provides an appropriate link to the interests of stockholders.


         Executive Compensation Deferral Plan

         The Company offers to certain key employees the ability to defer a portion of their respective salaries, on a pre-tax basis, up to 100% of base compensation, with benefits generally payable upon retirement, disability, termination of employment (other than for cause) or death. The Company may make certain matching contributions to each participant's account under such plan with vesting to occur over time; however, the Company has retained the ability to limit its contributions thereunder at any time. The Committee believes that this type of plan provides additional long- term incentive for overall corporate success. The Company made an aggregate of approximately $48,078 in matching contributions during fiscal 1997, $38,005 of which was made on behalf of Mr. Holmes.


         Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), currently imposes a $1.0 million limitation on the deductibility of certain compensation paid to each of the Company's five highest paid executives. Excluded from this limitation is compensation that is "performance based." For compensation to be performance based it must meet certain criteria, including being based on predetermined objective standards approved by stockholders. In general, the Company believes that compensation relating to options granted under the Billing Employee Stock Plan should be excluded from the $1.0 million limitation calculation. The Compensation Committee intends to take into account the potential application of Section 162(m) with respect to incentive compensation awards and other compensation decisions made by it in the future.

         Conclusion

         The Compensation Committee believes these executive compensation policies serve the interests of the stockholders and the Company effectively. The Committee believes that the various pay vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Company's overall future successes, thereby enhancing the value of the Company for the stockholders' benefit.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                James E. Sowell
                                   Lee Cooke
                               Thomas G. Loeffler


EXECUTIVE COMPENSATION

         The following Summary Compensation Table sets forth certain information concerning compensation of the Company's Chief Executive Officer and each of the Company's three other most highly compensated executive officers for fiscal 1997. During the major part of fiscal 1996, the Company was operating as a wholly-owned subsidiary of USLD and, accordingly, the officers, who were then employed by USLD, were compensated in accordance with USLD's plans and policies unless otherwise indicated. All references in the following Summary Compensation Table to compensation, stock and stock options for fiscal 1995 and 1996 relate to compensation paid by, and awards of stock and stock options of, USLD, and some of the information included herein and therein has been provided or derived from information provided by USLD. The compensation paid and stock options granted by Billing to the named executive officers during fiscal 1996 is footnoted in the Summary Compensation Table.

         As a result of the Spin-Off, the exercise prices of shares of USLD stock underlying outstanding USLD options were adjusted to reflect the distribution of the Company's Common Stock in the Spin-Off (such adjustments are referred to as the "Spin-Off Adjustments"). Employees of the Company who held USLD options as of the time of the Spin-Off were given new Company options under the Billing Employee Stock Plan to purchase one share of the Company's Common Stock for every one share of USLD common stock subject to an outstanding USLD option at the time of the Spin-Off. Except as otherwise indicated, all references in the Summary Compensation Table to awards of stock and stock options of USLD reflect the original terms of those awards prior to the Spin-Off Adjustments.

         The exercise prices and numbers of shares of common stock subject to the USLD options were determined as of the time of the Spin-Off so as to preserve the investment basis and intrinsic gain associated with the USLD options. Generally, the terms of the Billing options received are similar to the terms of the corresponding USLD options.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                                   AWARDS
                                        -------------------                            ----------------------
                                                                                      RESTRICTED     SECURITIES       ALL OTHER
        NAME AND            FISCAL                                 OTHER ANNUAL         STOCK       UNDERLYING       COMPENSATION
   PRINCIPAL POSITION        YEAR     SALARY ($)     BONUS ($)     COMPENSATION($)    AWARDS ($)      OPTIONS(#)        ($)
   ------------------       -------   ----------     ---------     ------------       -----------   -----------       -----------
 Parris H. Holmes, Jr. .     1997      $300,000              0      $71,973(1)             0          200,000         $   28,728(2)
   Chairman of the Board     1996(3)   $261,808(4)    $805,000      $15,524         $602,800(5)       160,000(3)      $1,339,979(6)
   and Chief Executive       1995      $276,000       $750,000(7)   $22,421(8)             0          100,000         $   38,964(9)
   Officer

 Alan W. Saltzman  . . .     1997      $200,000              0      $26,105(10)            0          130,000         $   12,538(11)
   President and Chief       1996(12)  $138,462(4)    $100,000      $17,962         $133,330(13)       25,000(12)     $  239,032(14)
   Operating Officer         1995      $147,308       $100,000(7)         0                0           25,000         $    8,792(15)

 Kelly E. Simmons  . . .     1997      $140,000              0      $ 1,603                0           80,000         $    1,777(16)
   Senior Vice President     1996(17)  $ 88,154(4)    $ 33,000      $ 1,565                0           10,000(17)     $   63,489(18)
   and Chief Financial       1995      $ 96,000       $ 33,000(7)         0                0                0         $    2,863(19)
   Officer

 Paul L. Gehri . . . . .     1997      $122,000(20)          0      $ 3,271                0           20,000          $   1,644(21)
   Senior Vice President     1996(22)  $ 75,962(4)    $ 35,000      $28,000                0           10,000(22)      $   3,869(23)
   of Sales; Vice            1995      $ 83,654       $10,000(7)          0                0                0          $   3,333(24)
   President of Sales and
   Marketing of BCI and
   ESBI


__________________________

(1) Includes $28,163 reimbursed to Mr. Holmes during fiscal 1997 for the payment of certain taxes.
(2) Represents $3,462 in Billing 401(k) Retirement Plan contributions and $25,266 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1997.
(3) During fiscal 1996, Mr. Holmes received from Billing a salary of $46,539 and was granted an option to purchase 150,000 shares of Billing Common Stock. Pursuant to the terms of the Spin-Off, Mr. Holmes received options to purchase 185,000 shares of Billing Common Stock to correspond to his outstanding USLD options.
(4)      Represents salary paid through August 1, 1996 by USLD.
(5) Mr. Holmes was granted an option to purchase 55,000 shares of USLD common stock on January 26, 1996 which, as amended, vested 100% on July 2, 1996, and was granted an option to purchase 50,000 shares of USLD common stock on July 16, 1996 which vested 100% on the date of grant.
(6) Represents $3,256 in USLD 401(k) Retirement Plan contributions, $15,143 in USLD deferred compensation contributions and $21,580 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1996 and a $1,300,000 severance payment by USLD in connection with the Spin-Off.
(7) In 1995, represents bonuses earned in fiscal year 1994, but paid 50% in January and 50% in April of fiscal year 1995. Payment of such bonuses was conditioned upon USLD recognizing a profit in its first and second fiscal quarters, respectively. These conditions, however, were waived by USLD for those bonuses earned for fiscal 1994.
(8) Represents amounts reimbursed during fiscal 1995 for the payment of certain taxes.
(9) Represents $1,871 in USLD 401(k) Retirement Plan contributions, $15,686 in USLD deferred compensation contributions and $21,407 in life insurance premiums made or paid on behalf of Mr. Holmes during fiscal 1995.
(10) Includes $1,863 reimbursed to Mr. Saltzman during fiscal 1997 for the payment of certain taxes.
(11) Represents $2,538 in Billing 401(k) Retirement Plan contributions and $10,000 in life insurance premiums made or paid on behalf of Mr. Saltzman during fiscal 1997.
(12) During fiscal 1996, Mr. Saltzman received from Billing a salary of $30,423 and was granted an option to purchase 100,000 shares of Billing Common Stock. Pursuant to the terms of the Spin-Off, Mr. Saltzman received options to purchase 103,000 shares of Billing Common Stock to correspond to his outstanding USLD options.
(13) Mr. Saltzman was granted an option to purchase 16,000 shares of USLD common stock on March 8, 1996 which, as amended, vested 100% on July 2, 1996, and was granted an option to purchase 7,000 shares of USLD common stock on July 16, 1996 which vested 100% on the date of grant.
(14) Represents $1,998 in USLD 401(k) Retirement Plan contributions, $5,636 in USLD deferred compensation contributions and $6,398 in life insurance premiums made or paid on behalf of Mr. Saltzman and a $225,000 severance payment by USLD in connection with the Spin-Off.
(15) Represents $2,391 in USLD 401(k) Retirement Plan contributions and $6,401 in USLD deferred compensation contributions made on behalf of Mr. Saltzman during fiscal 1995.
(16) Represents $1,777 in Billing 401(k) Retirement Plan contributions made on behalf of Mr. Simmons during fiscal 1997.
(17) During fiscal 1996, Mr. Simmons received from Billing a salary of $21,046 and was granted an option to purchase 50,000 shares of Billing Common Stock. Pursuant to the terms of the Spin-Off, Mr. Simmons received options to purchase 45,000 shares of Billing Common Stock to correspond to his outstanding USLD options.
(18) Represents $1,258 in USLD 401(k) Retirement Plan contributions and $2,231 in USLD deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1996, and a $60,000 severance payment in connection with the Distribution.
(19) Represents $1,303 in USLD 401(k) Retirement Plan contributions and $1,560 in USLD deferred compensation contributions made on behalf of Mr. Simmons during fiscal 1995.
(20)     Includes commissions paid to Mr. Gehri.
(21) Represents $1,644 in Billing 401(k) Retirement Plan contributions made on behalf of Mr. Gehri during fiscal 1997.

(22) During fiscal 1996, Mr. Gehri received from Billing a salary of $15,923 and was granted an option to purchase 30,000 shares of Billing
          Common Stock. Pursuant to the terms of the Spin-Off, Mr. Gehri received options to purchase 31,750 shares of Billing Common Stock to correspond to his outstanding USLD options.
(23) Represents $1,559 in USLD 401(k) Retirement Plan contributions and $2,310 in USLD deferred compensation contributions made on behalf of Mr. Gehri.
(24) Represents $1,538 in USLD 401(k) Retirement Plan contributions and $1,795 in USLD deferred compensation contributions made on behalf of Mr. Gehri.


STOCK OPTION GRANTS IN FISCAL 1997

         The following table provides certain information related to options granted by Billing to the named executive officers during fiscal 1997 pursuant to the Billing Employee Stock Plan.

                                     INDIVIDUAL GRANTS
                              -------------------------------
                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                                   % OF TOTAL                                     STOCK PRICE
                                 NUMBER OF          OPTIONS                                     APPRECIATION FOR
                                SECURITIES         GRANTED TO     EXERCISE OR                    OPTION TERM(1)
                            UNDERLYING OPTIONS    EMPLOYEES IN     BASE PRICE     EXPIRATION   ----------------------
 NAME                           GRANTED (#)       FISCAL 1997       ($/SH)          DATE       5% ($)        10% ($)
 ----                         ---------------     -----------     -----------    ----------   ------         -------
 Parris H. Holmes, Jr. .        200,000            16.86%          $33.688       8/25/2004  $2,742,880       $6,392,076

 Alan W. Saltzman  . . .        130,000            10.96%          $33.688       8/25/2004  $1,782,872       $4,154,850

 Kelly E. Simmons  . . .         80,000             6.75%          $33.688       8/25/2004  $1,097,152       $2,556,831

 Paul L. Gehri . . . . .         20,000             1.69%          $33.688       8/25/2004  $  274,288       $  639,208

__________________________


(1) The potential realizable value is calculated based on the term of the option and is calculated by assuming that the fair market value of Common Stock on the date of the grant as determined by the Board appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and the Common Stock received therefor is sold on the last day of the term of the option for the appreciated price. The 5% and 10% rates of appreciation are derived from the rules of the Commission and do not reflect the Company's estimate of future stock price appreciation. The actual value realized may be greater than or less than the potential realizable values set forth in the table.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

         The following table provides information related to options of Billing exercised by the named executive officers of the Company during fiscal 1997 and the number and value of Billing options held at September 30, 1997.

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-
                                                             UNDERLYING UNEXERCISED           THE-MONEY OPTIONS AT
                                                             OPTIONS AT FY-END (#)                FY-END($)(1)
                                                            ---------------------------     ----------------------------
                        SHARES ACQUIRED
                         UPON OPTION         VALUE
         NAME           EXERCISE (#)      REALIZED($)       EXERCISABLE      UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
   ----------------     ------------      -----------       -----------      -------------    -----------    -------------
 Parris H. Holmes,      125,000           $3,209,165          100,000          250,000         $1,010,000       $3,868,000
 Jr. . . . . . . . .

 Alan W. Saltzman  .     48,000           $1,213,340          120,833          164,167         $2,169,127       $1,387,373

 Kelly E. Simmons  .     16,000             $319,680           65,667           93,333         $1,134,593         $708,527

 Paul L. Gehri . . .     22,750             $647,255           15,667           43,333           $339,882         $492,858

---------------------------

(1) Represents the product of (a) the number of shares underlying options granted under the Billing Employee Stock Plan multiplied by (b) the difference between (i) the fair market value of Common Stock on September 30, 1997 ($35.00), and (ii) the exercise price of the options.


EMPLOYEE BENEFIT PLANS

         Billing Information Concepts Corp. 401(k) Retirement Plan

         The Company maintains the Billing Information Concepts Corp. 401(k) Retirement Plan (the "Billing Retirement Plan"). Participation in the Billing Retirement Plan is offered to eligible employees of Billing or its subsidiaries (collectively, the "Participants"). Generally, all employees of Billing or its subsidiaries who are 21 years of age and who have completed one year of service during which they worked at least 1,000 hours are eligible for participation in the Billing Retirement Plan.

         The Billing Retirement Plan is a 401(k) plan, a form of defined contribution plan, which provides that Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, of between 1% and 15% of their base compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments ("Voluntary Contributions"). The Company makes matching contributions equal to 50% of the first 3% of a Participant's compensation contributed as salary deferral. The Company may from time to time make additional discretionary contributions at the sole discretion of the Company's Board of Directors. The discretionary contributions, if any, are allocated to Participants' accounts based on a discretionary percentage of the Participants' respective salary deferrals.

         Participants gradually vest in all contributions made by the Company over a period of five years of credited service, vesting 25% a year for each full year of service beginning with the Participant's second anniversary, and becoming 100% vested after five years of service or upon death, total and permanent disability, retirement under the Retirement Plan or Retirement Plan termination. Participants are always 100% vested in their Voluntary Contributions. Service with USLD prior to the Spin-Off was credited under the Billing Retirement Plan for purposes of vesting as well as eligibility to participate.

         1996 Employee Comprehensive Stock Plan

         The Company has adopted the Billing Information Concepts Corp. 1996 Employee Comprehensive Stock Plan (the "Billing Employee Stock Plan"). The Billing Employee Stock Plan provides for (i) the grant of incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code, (ii) the grant of non-qualified stock options that do not qualify under Section 422 of the Code ("NQSOs") and (iii) the award of shares of restricted stock of the Company. Under the terms of the Billing Employee Stock Plan, 3,500,000 shares of Common Stock have been reserved for the granting of options and awards of restricted stock. At December 31, 1997, options to purchase 3,356,014 shares had been granted under the Billing Employee Stock Plan. If any option or award granted under the Billing Employee Stock Plan terminates, expires or is surrendered as to any shares, new options or awards may thereafter be made covering such shares.

         The Billing Employee Stock Plan is administered by the Compensation Committee, which is comprised of three "disinterested persons" appointed by the Board, currently Lee Cooke, James Sowell and Thomas Loeffler. The Billing Employee Stock Plan grants broad authority to the Compensation Committee to grant options or award restricted shares to full-time employees and officers of the Company and its subsidiaries (estimated to total 433 eligible individuals at December 31, 1997) selected by the Compensation Committee, to determine the number of shares subject to options or awards and to provide for the appropriate periods and methods of exercise and requirements regarding the vesting of options and awards of restricted shares. The option price per share with respect to each option shall be determined by the Compensation Committee, but shall in no instance be less than the par value of the shares subject to the option. In addition, the option price for ISOs may not be less than 100% of the fair market value of the Common Stock on the date of grant. An ISO may be granted to a participant only if such participant, at the time the option is granted, does not own stock possessing more than 10% of the total combined voting power of all classes of Common Stock of the Company or a subsidiary.
The preceding restriction shall not apply if at the time the option is granted the option price is at least 110% of the fair market value of the Common Stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date of grant. The aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which ISOs are exercisable for the first time by a participant in any calendar year (under all plans of Billing and of any parent or subsidiary) shall not exceed $100,000. There is no price requirement for NQSOs, other than that the option price must exceed the par value of the Common Stock. The Compensation Committee may permit the option purchase price to be payable by transfer to Billing of Common Stock owned by the option holder with a fair market value at the time of exercise equal to the option purchase price. No participant shall receive any grant of options, whether ISOs or NQSOs, for more than an aggregate of 150,00 shares of Common Stock during any one fiscal year.

         The Billing Employee Stock Plan permits the Compensation Committee to make awards of restricted shares of Common Stock that are subject to a designated period during which such shares of Common Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered, which period shall not be less than one (1) year nor more than two (2) years from the date of grant. As a condition to any award, the Compensation Committee may require an employee to pay to the Company the amount (such as the par value of such shares) required to be received by Billing in order to assure compliance with applicable state law. Any award for which such requirement is established shall automatically expire if not purchased in accordance with the Compensation Committee's requirements within 60 days after the date of grant. The Compensation Committee may, at any time, reduce the restricted period with respect to any outstanding shares of restricted stock and any retained distributions with respect thereto awarded under the Billing Employee Stock Plan. Shares of restricted stock awarded under the Billing Employee Stock Plan shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

         Each employee has the right to vote the restricted stock held by such employee, to receive and retain all cash dividends and distributions thereon and exercise all other rights, powers and privileges of a holder of Common Stock with respect to such restricted stock, subject to certain exceptions. Unless otherwise provided in the agreement relating to an award, upon the occurrence of a change of control, as defined in the Billing Employee Stock Plan, all restrictions imposed on the employee's restricted stock and any retained distributions shall automatically terminate and lapse and the restricted period shall terminate; provided, however, that if the change of control occurs within six months of the date of grant the restrictions and the restricted period shall terminate on the six-month anniversary of the date of grant.

         1996 Employee Stock Purchase Plan

         The Company has adopted the Billing Information Concepts Corp. 1996 Employee Stock Purchase Plan (the "Billing Purchase Plan"). The Billing Purchase Plan allows employees of the Company and its subsidiaries to purchase Common Stock at regular intervals by means of wage and salary deferrals on a tax-favored basis.

         The Billing Purchase Plan, which is intended to qualify under Section 423 of the Code, is administered by the Employee Stock Purchase Plan Committee, which is appointed by the Board of Directors. The committee consists of at least three (3) persons who need not be members of the Board of Directors. The committee supervises the administration and enforcement of the Billing Purchase Plan, and all questions of interpretation or application of the Billing Purchase Plan are determined in the sole discretion of the committee. All decisions made by the committee are final, conclusive and binding on all of the participants of the Billing Purchase Plan and the Company.

         Every employee of the Company and its subsidiaries is eligible to participate in the Billing Purchase Plan on a voluntary basis with the exception of (i) employees who have not completed at least six months of continuous service with Billing as of the applicable enrollment date and (ii) employees who would, immediately upon enrollment, own directly or indirectly, or hold purchase rights, options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of the Company or any subsidiary. To participate in the Billing Purchase Plan, eligible employees must enroll in the Billing Purchase Plan and authorize payroll deductions pursuant to the Billing Purchase Plan. Approximately 344 employees are eligible to participate under the Billing Purchase Plan.

         Enrollment in the Billing Purchase Plan constitutes a grant by the Company to the participant of the right to purchase shares of Common Stock.
The aggregate number of shares that may be issued under the Billing Purchase Plan may not exceed 1,000,000 shares of Billing Common Stock, subject to adjustment as provided in the Billing Purchase Plan. The purchase price per share is the lesser of (i) 85% of the fair market value of the Common Stock on the first day of the applicable participation period or (ii) 85% of the fair market value of the Common Stock on the last day of such participation period. The number of shares purchased is determined by dividing the total amount of payroll deductions withheld from a participant's paychecks during a participation period by the purchase price. The aggregate of monthly payroll deductions cannot exceed $10,625 in any six-month participation period. At the end of each offering period, the applicable number of shares of Common Stock is automatically purchased for the participant.

         Executive Compensation Deferral Plan

         The Company has adopted the Billing Information Concepts Corp. Executive Compensation Deferral Plan (the "Billing Executive Deferral Plan"). Participation in the Billing Executive Deferral Plan is offered to certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate in the Billing Executive Deferral Plan ("Billing Executive Deferral Participants"). As of December 31, 1997, there were 15 participants in the Billing Executive Deferral Plan.

         The Billing Executive Deferral Plan is a deferred compensation plan that provides that Billing Executive Deferral Participants generally may make voluntary salary deferral contributions, on a pre-tax basis, in equal monthly amounts of up to 100% of his or her base compensation ("Voluntary Deferral Contribution"). In addition, the Company intends to make certain matching contributions with respect to each Voluntary Deferral Contribution (the "Deferral Contribution") equal to the lesser of (i) the Voluntary Deferral Contribution or (ii) that amount together with the Voluntary Deferral Contribution which actuarially determined would yield a 10-year annuity equal to 50% of the Billing Executive Deferral Participant's compensation payable at age 65, with a minimum contribution of $3,000. However, the Company reserves the right, at any time, to decrease the Deferral Contribution or provide no Deferral Contribution whatsoever for any plan year. From time to time the Company shall credit each Billing Executive Deferral Participant's plan account with interest at the rate declared by the Company in accordance with the Billing Executive Deferral Plan. The Company made approximately $48,078 in Company Deferral Contributions to this plan during fiscal 1997.

         Unless terminated for cause, Billing Executive Deferral Participants are annually vested in 33% of any Deferral Contribution beginning with the Billing Executive Deferral Participant's first anniversary of service and becoming 100% vested after the third anniversary of service or upon a change in control of the Company. Service with USLD is considered service for this purpose. Benefits generally are payable to a Billing Executive Deferral Participant (or his or her beneficiaries) upon retirement, disability, termination of employment (other than for cause) or death, in each case as provided in the Billing Executive Deferral Plan.

         Executive Qualified Disability Plan

         The Company has adopted the Billing Information Concepts Corp. Executive Qualified Disability Plan (the "Billing Disability Plan"). The Billing Disability Plan provides long-term disability benefits for certain key employees occupying management positions and/or certain other highly compensated employees of the Company who are determined by the Board, from time to time, to be eligible to participate. Benefits under the Billing Disability Plan are provided directly by the Company based on definitions, terms and conditions contained in the Billing Disability Plan documents. Benefits under the Billing Disability Plan supplement benefits provided under the Company's insured long- term disability plan. No benefits were paid to any participant under the Billing Disability Plan during fiscal 1997.

EMPLOYMENT AGREEMENTS AND CHANGE-OF-CONTROL ARRANGEMENTS

         The Company entered into an employment agreement with Mr. Parris H. Holmes, Jr. in August 1996. The agreement provides for a four-year term, subject to automatic extension for an additional one year on each one-year anniversary of the agreement unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Holmes for "good reason" (as defined in the employment agreement). This employment agreement provides for an annual, calendar year base salary of $300,000 and an incentive bonus at the discretion of the Committee.

         The Company entered into an employment agreement with Mr. Alan W. Saltzman in August 1996. This agreement expires two years from its effective date subject to extension for successive two-year terms unless the Company elects not to extend the agreement. The employment agreement is subject to early termination as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Saltzman for "good reason" (as defined in the employment agreement). The employment agreement provides for an annual, calendar year base salary of $200,000. The employment agreement also provides for incentive bonuses at the discretion of the Compensation Committee.

         The Company entered into an employment agreement with Mr. Kelly E. Simmons in August 1996. This agreement provides for a one-year term, subject to automatic extension unless and until terminated by either the Company or Mr. Simmons upon not less than 120 days' prior written notice. The employment agreement is subject to early termination as provided therein, including if Mr. Simmons fails to perform his duties thereunder or to comply with any of the provisions thereof or commits any act of misconduct, malfeasance, gross negligence or disloyalty, upon written notice from the Company. The employment agreement provides for an annual, calendar year base salary of $140,000. The employment agreement also provides for an incentive bonus at the discretion of the Compensation Committee.

         The Company entered into an employment agreement with Mr. Michael Harrelson in June 1997. This agreement provides for a three-year term unless terminated early as provided therein, including termination by the Company for "cause" (as defined in the employment agreement) or termination by Mr. Harrelson for "good reason upon change of control" (as defined in the employment agreement). The employment agreement provides for an initial, annual base salary of $200,000, which increases in increments of $50,000 for each of the second and third years of the agreement. The employment agreement also provides for incentive bonuses at the discretion of the Company. The employment agreement provides that if Mr. Harrelson is terminated without "cause" (as defined in the employment agreement), he will be entitled to a lump-sum payment in the amount equal to his base salary for the unexpired portion of the three-year term of his agreement.

         The employment agreements of Messrs. Holmes, Saltzman and Simmons provide that if the Company terminates their employment without cause (including the Company's election to not extend the employment agreement at any renewal date) or if they resign their employment for "good reason" (as "good reason" is defined in their employment agreements), they will be entitled to the following severance: Mr. Holmes -- at his election, either a lump-sum payment in the amount equal to his base salary for the unexpired portion of the four-year term of his agreement then in effect and without giving effect to any further extension (a maximum of approximately $1,200,000) or continuation of his base salary and benefits through the unexpired term of his agreement; Mr. Saltzman -- a lump-sum payment in the amount equal to two times his then effective annual base salary ($400,000); Mr. Simmons -- a lump-sum payment in the amount equal to one times his then effective annual base salary ($140,000).

         A change of control is deemed to have occurred if (i) more than 30% of the combined voting power of the Company's then outstanding securities is acquired, directly or indirectly, or (ii) at any time during the 24-month period after a tender offer, merger, consolidation, sale of assets or contested election, or any combination of such transactions, at least a majority of the Company's Board of Directors shall cease to consist of "continuing directors" (meaning directors of the Company who either were directors prior to such transaction or who subsequently became directors and whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two thirds of the directors then still in office who were directors prior to such transaction), or (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement of sale or disposition by the Company of all or substantially all of the Company's assets.

         The employment agreements with Messrs. Holmes, Saltzman and Simmons provide that if, at any time within twelve months of a change of control, they cease to be an employee of the Company by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreement) or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreement), they will be entitled to the following benefits in addition to the severance stated above:
Mr. Holmes, Mr. Saltzman and Mr. Simmons -- all outstanding stock options held by each shall become fully vested and exercisable and such individuals shall receive an additional payment that, when added to all other payments received in connection with a change of control, will result in the maximum amount allowed to be paid to an employee without triggering an excess parachute payment (as defined by the Internal Revenue Code); Mr. Holmes -- all benefits (as defined by his employment agreement) shall continue throughout the remainder of its term.

         The employment agreement with Mr. Harrelson provides that if, at any time within twelve months of a change of control, he ceases to be an employee of the Company by reason of (i) termination by the Company (or its successor) without "cause" (as defined in the employment agreement), he will be entitled to a lump-sum payment in the amount equal to his base salary for the unexpired portion of the three-year term of his agreement; or (ii) voluntary termination by the employee for "good reason upon change of control" (as defined in the employment agreement), he will be entitled to a lump sum payment equal to one times his then effective salary.

         Billing Concepts, Inc., a wholly-owned subsidiary of the Company ("BCI"), has an employment agreement with Mr. Paul L. Gehri. This agreement continues until December 31, 1997, subject to automatic extension unless and until terminated by either BCI or Mr. Gehri upon not less than 120 days' prior written notice. The employment agreement is subject to early termination as provided therein, including if Mr. Gehri fails to perform his duties thereunder or to comply with any of the provisions thereof or commits any act of misconduct, malfeasance, gross negligence or disloyalty, upon written notice from BCI. The employment agreement provides for an annual, calendar year base salary of $92,000, plus commissions earned if the quarterly and annual revenue budgets for the third party billing component of BCI exceed certain amounts, with the total value of the bonus plan for the fiscal year ended September 30, 1997, equal to $30,000. The employment agreement also provides for an incentive bonus at the discretion of the Compensation Committee.

         The Company and Mr. Michael Hancock entered into an employment agreement in October 1997. The agreement provides for a one-year term at a base salary of $180,000 and an incentive bonus of up to $120,000. The employment agreement also provides that if the Company terminates Mr. Hancock's employment for any reason prior to the expiration of the agreement, the Company will continue to pay Mr. Hancock's base salary for the remainder of the agreement's term. Pursuant to the terms of the employment agreement, Mr. Hancock was granted an option to purchase 75,000 shares of Common Stock of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


         James E. Sowell, Lee Cooke and Thomas Loeffler, directors of the Company, served on the Compensation Committee during the fiscal year ending September 30, 1997. Mr. Cooke is the Chairman of the Board and Chief Executive Officer of U.S. Medical Systems, Inc. Mr. Holmes formerly served on the Board of Directors for U.S. Medical Systems, Inc. Mr. Holmes is Chairman of the Board of Directors and Chief Executive Officer of the Company.



         Mr. Holmes serves on the Board of Directors, Messrs. Cooke and Saltzman serve as advisory directors, and Mr. Sowell formerly served as a director of Tanisys Technology, Inc., a developer, manufacturer and marketer of computer peripheral equipment. Mr. Holmes also serves on the Compensation Committee of Tanisys Technology, Inc.

PERFORMANCE GRAPH

         The Company's Common Stock has been traded publicly since August 5, 1996. Prior to such date, there was no established market for its Common Stock. The following Performance Graph compares the Company's cumulative total stockholder return on its Common Stock from August 5, 1996 (the first day which the Common Stock was publicly traded), through November 28, 1997, with the cumulative total return of the S&P 500 Index and a peer group over the same period. The peer group is comprised of five hundred forty-eight (548) data processing and computer companies with similar standard industrial classification codes as the Company, and whose stock is traded on the Nasdaq market. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at August 5, 1996, and that all dividends were reinvested.


                                   [CHART]


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                AMONG THE COMPANY, S&P 500 INDEX AND PEER GROUP

  Index for:                                  07/30/96        09/30/96        03/31/97        09/30/97       11/28/97
  ---------                                   --------        --------        --------        --------       --------
  The Company                                  100.0           104.7           112.9           164.7           209.4
  S&P 500 Stocks                               100.0           104.5           116.3           147.1           148.8
  Nasdaq Computer and Data Processing          100.0           109.4           105.6           148.0           148.7
  Stocks



The foregoing graph is based on historical data and is not necessarily indicative of future performance. This graph shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act or to the liabilities of Section 18 under the Exchange Act.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that the Company's directors, executive officers and persons who own more than 10 percent of a registered class of the Company's equity securities file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10 percent stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on a review of the copies of the Section 16(a) reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1997, all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10 percent beneficial owners were complied with.


                              CERTAIN TRANSACTIONS

AGREEMENTS WITH USLD

         On August 2, 1996, USLD distributed to its stockholders all of the outstanding shares of Common Stock of the Company (the "Distribution"), which was a wholly-owned subsidiary of USLD. In connection with the Spin-Off, the Company and USLD entered into several agreements for the purpose of giving effect to the Spin-Off and defining their ongoing relationship. The following is a summary of certain agreements, arrangements and transactions between Billing and USLD.

         Distribution Agreement

         Billing and USLD entered into the Distribution Agreement, which provided for (i) certain of the principal corporate transactions required to effect the Spin-Off; (ii) the Distribution; (iii) the division between Billing and USLD of certain assets and liabilities; (iv) the sharing of the obligations under certain warrants previously issued by USLD; and (v) certain other agreements governing the relationship between Billing and USLD following the Distribution. The agreements executed in connection with the Distribution Agreement set forth certain specific allocations of liabilities between Billing and USLD.

         At the time of the Distribution, USLD had outstanding warrants to purchase an aggregate of 225,000 shares of USLD Common Stock. USLD and Billing have agreed that, in connection with the Distribution, if so elected by USLD, Billing will assume its proportionate share of obligations represented by such warrants such that each warrant will be exercisable for one share of USLD Common Stock and one share of Billing Common Stock. Billing will be entitled to receive a pro rata portion of the exercise price of such warrants (such pro rata portion to be established by allocating the exercise price of the warrants between the Billing Common Stock and the USLD common stock issuable upon exercise of the warrants in accordance with their average per share price for each of the ten consecutive trading days beginning on and including the Distribution Date).

         To avoid adversely affecting the intended tax consequences of the Distribution and related transactions, the Distribution Agreement provides that, until August 2, 1998, Billing must obtain an opinion of counsel reasonably satisfactory to USLD or a supplemental tax ruling from the Internal Revenue Service ("IRS") before Billing may make certain material dispositions of its assets, engage in certain repurchases of Billing capital stock or cease the active conduct of its business independently, with its own employees and without material changes. Billing does not expect these limitations to inhibit significantly its operations, growth opportunities or its ability to respond to unanticipated developments. USLD must also obtain an opinion of counsel reasonably satisfactory to Billing or a supplemental tax ruling from the IRS before USLD may engage in similar transactions during such period.

         The Distribution Agreement also provides that each of Billing and USLD will be granted access to certain records and information in the possession of the other, generally consisting of pre-Distribution, nonproprietary, non-customer, noncompetitive related information, and requires the retention by each of Billing and USLD for a period of ten years following the Distribution of all such information in its possession, and thereafter requires that each party give the other prior notice of its intention to dispose of such information. In addition, the Distribution Agreement provides for the allocation of shared privileges with respect to certain information and requires each of Billing and USLD to obtain the consent of the other prior to waiving any shared privilege.

         Because the terms of certain waivers and consents under USLD's and/or Billing's, or their respective subsidiaries, debt agreements require that, after the Distribution, USLD or Billing, and/or their respective subsidiaries, each remain liable as a guarantor and continue to pledge security with respect to certain indebtedness that cannot be economically separated under existing arrangements and allocated to only USLD or only Billing prior to the Distribution Date, each of USLD and Billing has agreed to pay annually to each other a credit support fee equal to 1% per annum of the average monthly balance of indebtedness guaranteed by one on behalf of the other for as long as such guarantees continue after the Distribution Date.

         Transitional Services and Sublease Agreement

         USLD and Billing entered into the Transitional Services and Sublease Agreement pursuant to which (i) USLD agreed to provide to Billing for six months after the Spin-Off certain services requested by Billing for the conduct of Billing's business, (ii) USLD subleased to Billing certain office space on a month-to-month basis and certain other office space through March 31, 1997, with Billing to share equally USLD's out-of-pocket costs on this space should USLD be unable to sublease this space for the remainder of the term ending in January 1998, and (iii) Billing agreed to provide to USLD for six months after the Spin-Off certain services requested by USLD for the conduct of USLD's business. The fee for USLD's services is based on a cost-plus basis or other negotiated arms-length basis. The fee for Billing's services is based on a cost-plus basis or other negotiated arms-length basis. The subleases are on the same terms and conditions as the terms and conditions of the lease agreements pursuant to which USLD leases such space from its landlord.

         Billing Agreements

         USLD and Billing entered into a Zero Plus - Zero Minus Billing and Information Management Services Agreement (the "Zero Plus - Zero Minus Billing Agreement") and a One Plus Billing and Information Management Services Agreement (the "One Plus Billing Agreement"). Under these agreements, Billing provides to USLD billing through local telephone companies for certain qualifying "zero plus," "zero minus" and "one plus" direct dialed or operator assisted station to station or person to person calls. USLD is charged for the local telephone company's applicable fees, charges, chargebacks, credits and adjustments as prescribed in the agreement between Billing and the local telephone company, as well as billing service fees, charges, chargebacks, credits and assessments of Billing. These charges are deducted from the amounts payable to USLD for qualifying calls. Each agreement has an initial term of three (3) years.

         Telecommunications Agreement

         USLD and Billing entered into a Telecommunications Agreement (the "Telecommunications Agreement") whereby USLD provides to Billing certain direct dial long distance and 800 services. The Telecommunications Agreement has a three- year term and renews for an additional one year unless either party notifies the other not less than 60 days prior to the termination date. In addition, Billing has the right to terminate services under the Telecommunications Agreement by providing written notice within 30 days of Billing's intent to cancel services 60 days from notice.

         Leasing Agreement

         USLD and Billing entered into a Leasing Agreement (the "Leasing Agreement") whereby USLD may elect to lease an airplane owned by Billing on an hourly or volume usage basis.

         Policies and Procedures for Addressing Conflicts


         The relationship between USLD and Billing presented certain conflict situations for Parris H. Holmes, Jr., who served as Chairman of the Board of USLD until June 2, 1996, and serves as Chairman of the Board and Chief Executive Officer of Billing. Billing and USLD adopted appropriate policies and procedures which were followed by the board of directors of each company to limit the involvement of Mr. Holmes in conflict situations, including matters relating to contractual relations or litigation between USLD and Billing. Whether or not a material conflict of interest situation existed was determined on a case by case basis depending on such factors as the dollar value of the matter, the degree of personal interest of Mr. Holmes in the matter and a likelihood that resolution of the matter had significant strategic, operational or financial implications for the business of Billing or USLD. It was the principal responsibility of the general counsel of each of Billing and USLD to monitor this issue in consultation with USLD's or Billing's (as applicable) board of directors. In the event that the board of directors of either company was unable to reach a decision on a particular matter because of a split in the board of directors, the vote of its outside disinterested directors controlled. Billing believes such conflicts have been minimal.


         On April 1, 1997, the Company made non-interest bearing loans to Parris H. Holmes, Jr., Chairman of the Board and Chief Executive Officer of the Company, and Alan W. Saltzman, President and Chief Executive Officer of the Company, in the amounts of $1,400,000 and $310,000, respectively. Mr. Holmes and Mr. Saltzman repaid the loans in their entirety on June 23, and July 11, 1997, respectively.

         In June 1997, the Company acquired Computer Resources Management, Inc. ("CRM"), from Michael A. Harrelson, Senior Vice President and Chief Information Officer of the Company. In connection with the acquisition of CRM, Mr. Harrelson received consideration from the Company of $8,450,000 in cash, 325,000 shares of Common Stock (which such shares were valued at $8,450,000 at the date of issuance) and the assumption of a debt from CRM to Mr. Harrelson in the principal amount of $50,000. The Company paid such debt in December 1997.

                       PROPOSALS FOR NEXT ANNUAL MEETING

         Any proposals of holders of Common Stock intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1999 must be received by the Company, addressed to the Secretary of the Company at 7411 John Smith, Suite 200, San Antonio, Texas 78229, no later than September 20, 1998, to be considered for inclusion in the Proxy Statement and form of proxy relating to that meeting.

         The Company's Amended and Restated Bylaws establish an advance notice procedure with regard to stockholder proposals to be brought before an annual or special meeting of stockholders (the "Business Procedure"). The Business Procedure provides that stockholder proposals must be submitted in writing in a timely manner in order to be considered at any annual or special meeting. To be timely, notice must be received by Billing (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the date of Billing's proxy materials for the previous year's annual meeting, or (ii) in the case of a special meeting, not less than the close of business on the seventh day following the day on which notice of such meeting is first given to stockholders.

         Under the Business Procedure, notice relating to a stockholder proposal must contain certain information about such proposal and about the stockholder who proposes to bring the proposal before the meeting, including
(a) the name and address of the stockholder who intends to make the proposal and the text of the proposal to be introduced; (b) the class and number of shares of stock held of record, owned beneficially and represented by proxy by such stockholder as of the record date for the meeting (if such date shall then have been made publicly available) and as of the date of such notice; and (c) a representation that the stockholder intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice.
No business shall be conducted at a meeting except business brought before the annual meeting in accordance with the procedures set forth above. If the Chairman or other officer presiding at a meeting determines that the stockholder proposal was not properly brought before such meeting, such proposal will not be introduced at such meeting. Nothing in the Business Procedure will preclude discussion by any stockholder of any proposal properly made or brought before an annual or special meeting in accordance with the above- mentioned procedures.

         The provisions of the Business Procedure will be subject to rules of the Commission with respect to stockholder proposals so long as the Common Stock remains quoted on the NASDAQ National Market or is listed on a national securities exchange or is otherwise required to be registered under the Exchange Act. Any stockholder proposal that is submitted in compliance with such rules and is required by such rules to be set forth in the proxy statement of the Company will be so set forth despite the requirements of the Amended and Restated Bylaws of the Company with respect to the timing and form of notice for such proposals.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, management does not intend to present any other items of business and is not aware of any matters to be presented for action at the Annual Meeting other than those described above. However, if any other matters should come before the Annual Meeting, it is the intention of the persons named as proxies in the accompanying proxy card to vote in accordance with their best judgment on such matters.


                                        By order of the Board of Directors,



                                        Kelly E. Simmons
                                        Corporate Secretary

San Antonio, Texas
January 28, 1998

                                    APPENDIX

     In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the "Exchange Act"), as adapted to the "Summary Annual Report" procedure, this appendix and the information contained herein is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be "soliciting material" or to be "filed" with the Commission or subject to Regulations 14A and 14C under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act.

FORM 10-K

     The Company's annual report on Form 10-K for the year ended September 30, 1997, has been filed with the Securities and Exchange Commission. A copy of this report may be obtained without cost by writing the Company's investor relations department at 7411 John Smith Drive, Suite 200, San Antonio, Texas 78229-4898, or calling (210) 949-7000.

     The information contained in this Appendix contains certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in other filings made by the Company with the Securities and Exchange Commission. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements.

MARKET FOR THE COMPANY'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

     Subsequent to its spin-off from U.S. Long Distance Corp. effective August 2, 1996, the Company began trading as an independent public company. The Company's common stock, par value $0.01 per share (the "Common Stock"), is quoted on the Nasdaq National Market under the symbol "BILL." The table below sets forth the high and low bid prices for the Common Stock from August 5, 1996, through December 11, 1997, as reported by the Nasdaq National Market. These price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                                                              HIGH     LOW
                                                              ----     ---
Fiscal Year Ended September 30, 1996:
  4th quarter (beginning August 5, 1996)....................  $22 3/4 $16
Fiscal Year Ended September 30, 1997:
  1st quarter...............................................  $31 3/4 $24 1/4
  2nd quarter...............................................  $32 1/4 $24
  3rd quarter...............................................  $34 7/8 $21 3/8
  4th quarter...............................................  $39 1/8 $33 11/16
Fiscal Year Ending September 30, 1998:
  1st quarter (through December 11, 1997)...................  $47 1/8 $35 3/4

STOCKHOLDERS

     At December 11, 1997, there were 16,314,082 shares of Common Stock outstanding, held by 462 holders of record. The last reported sales price of the Common Stock on December 11, 1997, was $44 3/4 per share.

DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. The Company presently intends to retain all earnings for the operation and development of its business and does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Furthermore, certain covenants in various credit agreements of the Company prohibit the payment of dividends on the Common Stock.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company, the Notes thereto and other financial information included in the Company's Annual Report on Form 10-K for the year ended September 30, 1997, and the Appendix to this Proxy Statement.

     For purposes of the following discussion, references to yearly periods refer to the Company's fiscal years ended September 30.

GENERAL

     On August 2, 1996, U.S. Long Distance Corp. ("USLD") distributed to its stockholders all of the outstanding shares of common stock of the Company (the "Distribution") which, prior to the Distribution, was a wholly-owned subsidiary of USLD. Upon the completion of the Distribution, Billing Information Concepts Corp. ("BIC") became an independent, publicly held company that owns and operates the billing clearinghouse and information management services business previously owned by USLD (see "Pro Forma Results of Operations" below).

RESULTS OF OPERATIONS

     The following table presents certain items in the Company's Consolidated Statements of Income as a percentage of total revenues:

                                                                   YEAR ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                              1997    1996    1995
                                                              -----   -----   -----
Operating revenues..........................................  100.0%  100.0%  100.0%
Cost of revenues............................................   62.4    64.4    63.5
                                                              -----   -----   -----
Gross profit................................................   37.6    35.6    36.5
Selling, general and administrative expenses................   11.0    11.0    11.5
Research and development....................................    0.6     0.0     0.0
Advance funding program income..............................   (5.9)   (6.3)   (5.7)
Advance funding program expense.............................    0.6     1.3     1.7
Depreciation and amortization expense.......................    3.1     2.0     1.5
Special charges.............................................   17.3     0.0     0.0
                                                              -----   -----   -----
Income from operations......................................   10.9    27.6    27.5
Other income, net...........................................    0.5     0.1     0.7
                                                              -----   -----   -----
Income before provision for income taxes....................   11.4    27.7    28.2
Provision for income taxes..................................   (8.4)  (10.5)  (10.7)
                                                              -----   -----   -----
Net income..................................................    3.0%   17.2%   17.5%
                                                              =====   =====   =====

  Operating Revenues

     The Company's revenues are primarily derived from the provision of billing clearinghouse and information management services to direct dial long distance carriers and operator services providers ("Local Exchange Carrier billing" or "LEC billing"). Revenues are also derived from enhanced billing services provided to companies that offer 900 services or other non-regulated telecommunications equipment and services. Effective June 1, 1997, the Company acquired Computer Resources Management, Inc. ("CRM"), a company that develops software systems for the direct billing of telecommunications services. As a result of this acquisition, the Company also develops, licenses, and supports billing systems for telecommunications service providers and provides direct billing services through a service bureau operation. LEC billing fees charged by the Company include processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer's revenue that is submitted by the Company to local telephone companies for billing and collection. Processing fees also include any charges assessed to the Company by local telephone companies for billing and collection services that are passed through to the customer. Customer service inquiry fees are assessed to customers either as a fee charged for each record processed by the Company or as a fee charged for each billing inquiry made by end-users.

     Total revenues for 1997 were $122.8 million compared to $103.9 million in 1996 and $80.8 million in 1995, representing increases of 18.2% and 28.5%, respectively. LEC billing services revenues increased 15.9% to $120.5 million in 1997 from $103.9 million in the prior year. The remaining increase in revenues from 1996 to 1997 was attributable to billing systems sales and related services revenues. The LEC billing services revenue increases are primarily attributable to an increase in the number of telephone call records processed and billed on behalf of direct dial long distance customers. Direct dial long distance billing services revenues have exceeded prior period revenues on a quarterly basis since the inception of this business in 1993. From 1993 through 1996, revenues derived from operator services customers have been relatively flat. This lack of operator services growth was attributable to several factors, including increased regulation and an increased awareness on the part of the consumer of the ability of the telephone user to select a carrier of choice by dialing access codes of carriers other than the carrier contracted by the telephone owner, resulting in a lower number of billable telephone calls generated by the Company's customers. In 1997, the number of zero telephone call records processed increased from the prior year primarily due to records billed on behalf of a certain Regional Bell Operating Company. Although the total revenue increase in 1996 from the prior year was partly due to the growth of enhanced billing services revenues, 1997 revenues from enhanced billing services were consistent with those of the prior year. Management believes that such revenues do not represent a significant growth opportunity in the future.

     Telephone call record volumes (exclusive of records processed for billing management customers) were as follows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                              ------------------------
                                                               1997     1995     1996
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Direct dial long distance services..........................   510.3    402.8    252.0
Operator services...........................................   133.4    131.8    138.0
Enhanced billing services...................................     9.6      8.6      4.4

     Revenue per record for billing management customers, who have their own billing and collection agreements with the local telephone companies, is significantly less than revenue per record for the Company's other customers, and thus, the volume of records processed for billing management customers is not presented in the table above.

  Cost of Revenues

     Cost of revenues includes billing and collection fees charged to the Company by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. The Company achieves discounted billing costs due to its aggregated volumes and can pass these discounted costs on to its customers. Cost of revenues also includes the cost of computer hardware and software sold, and the salaries and benefits of software development, technical, service bureau and client service personnel who generate revenue from hourly billings.

     Gross profit margin of 37.6% reported for 1997 compares to 35.6% achieved in 1996 and 36.5% achieved in 1995. The improvement from 1996 to 1997 is due primarily to lower customer service and telecommunications services costs, which were offset partially by higher transmission costs. The addition of sales of billing systems and related services revenues in late 1997 also served to improve gross margin due to the higher margins associated with systems sales. The lower customer service costs were attributable to efficiencies resulting from the implementation of an automated voice response system. The lower telecommunications costs were due to a price decrease from the Company's vendor as well as savings associated with the voice response system. The decrease in gross profit margin from 1995 to 1996 is attributable to higher customer service costs that were partially offset by lower billing and collection fees as a percentage of revenues. The higher customer service costs were due to increased telecommunications services usage and staffing expenses incurred by the Company in order to support the rapid growth in the volume of customer inquiries resulting from the significant growth in the number of records processed. The lower billing and collection fees as a percentage of revenues were the results of growth of the Company's direct dial long distance business as such call records cost less per record to bill than other types of records. The Company's gross profit margin could increase in subsequent periods as a result of the addition of higher gross margin billing systems sales and related services revenues.

  Selling, General and Administrative

     Selling, general and administrative ("SG&A") expenses are comprised of all selling, marketing and administrative costs incurred in direct support of the business operations of the Company. Additionally, a portion of the expense of certain USLD corporate functions, such as treasury, financial reporting, investor relations, legal, payroll and management information systems has been allocated to the Company and is reflected in its historical operating results for 1996 and 1995.

     SG&A expenses for 1997 were $13.6 million, compared to $11.4 million in 1996, both representing 11.0% of revenues, and $9.3 million in 1995, or 11.5% of revenues. SG&A expenses as a percentage of revenues for 1996 decreased from the prior year primarily as a result of efficiencies associated with significant revenue growth.

  Research and Development

     Research and development expenses are comprised of the salaries and benefits of the employees involved in software development and related expenses. In 1997, the Company commenced internally funded research and development activities with respect to efforts to offer "invoice ready" billing services. During the third quarter of 1997, the Company also acquired a software development company that was actively involved in ongoing research and development efforts associated with creating new and enhanced products related to its convergent billing software platform. Consequently, research and development expenses in 1997 were $688,000. The Company intends to continue its research and development efforts in the future and anticipates spending from $3 to $5 million during 1998 for such expenses.

  Advance Funding Program Income and Expense

     Advance funding program income was $7.3 million in 1997 compared with $6.6 million in 1996 and $4.6 million in 1995. The year-to-year increases were primarily the result of financing a higher level of customer receivables under the Company's advance funding program (see "Advance Funding Program and Receivable Financing Facility" below). The quarterly average balance of purchased receivables was $73.6 million, $60.9 million and $51.1 million in 1997, 1996 and 1995, respectively. Advance funding program income may decrease in subsequent periods due to a number of customers that are expected to discontinue participating in the program.

     Advance funding program expense was $700,000 in 1997, compared with $1.4 million in both 1996 and 1995. In addition to declining from 1996 to 1997, advance funding program expense in 1997 and 1996 declined relative to advance funding program income reported in the respective years. These decreases were primarily attributable to the Company financing a higher level of customer receivables with internally generated funds rather than with funds borrowed through the Company's revolving credit facility. Cost savings were also realized from the more favorable terms of its new credit facility.

  Depreciation and Amortization

     Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, leasehold improvements, costs incurred in securing contracts with local telephone companies, goodwill and other intangibles. Asset lives range between three and fifteen years.

     Depreciation and amortization expense was $3.8 million in 1997 compared with $2.1 million in 1996 and $1.2 million in 1995. Depreciation and amortization expense as a percentage of revenues was 3.1%, 2.0% and 1.5%, in 1997, 1996 and 1995, respectively. The increase in the percentage of revenues from year to year is attributable to increased capital expenditures made in order to provide the infrastructure needed to support the growth of the Company's employee base and the anticipated expansion of the Company's business. These expenditures included the purchase of office furniture, computer equipment and software and, during 1997, investments in leasehold improvements in connection with the Company taking occupancy of a new facility that serves as both a customer service center and the corporate headquarters of the Company. During 1997, the Company recognized $205,000 of amortization expense with respect to goodwill and other intangibles acquired in connection with the acquisition of CRM.

  Income from Operations

     Income from operations was $13.4 million, $28.6 million and $22.3 million in 1997, 1996 and 1995, respectively. Income from operations decreased from 1996 to 1997, due to special charges of $21.3 million in the third quarter of 1997. The $21.3 million charge includes in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM. The remaining $8.3 million represents accumulated costs associated with the development of a direct billing system for a service bureau operation. The Company abandoned this development during the third quarter of 1997. Income from operations, exclusive of special charges, represented 28.2%, 27.6% and 27.5% of revenues in 1997, 1996 and 1995, respectively. The improvement in income from operations, exclusive of special charges, as a percentage of revenues from 1996 to 1997 is attributable to a higher gross profit margin and higher net advance funding income as a percentage of revenues, offset partly by higher depreciation expenses as a percentage of revenues and research and development expenses incurred in 1997. Income from operations as a percentage of revenues improved from 1995 to 1996 due to higher net advance funding income and lower SG&A expenses as a percentage of revenues, but this improvement was partially offset by a lower gross profit margin and higher depreciation expenses as a percentage of revenues.

  Other Income

     Net other income of $552,000 in 1997 compares to net other income of $152,000 in 1996 and $526,000 in 1995. The increase from 1996 to 1997, and the decrease from 1995 to 1996, were both primarily due to a loss of $376,000 recognized in 1996 on the disposition of assets that were determined to be obsolete, including certain assets that were transferred to the Company from USLD as a result of the Distribution.

  Income Taxes

     The Company's effective tax rate was 73.5% in 1997 and 38.0% in both 1996 and 1995. The Company's effective tax rate is higher than the federal statutory rate due to the addition of state income taxes and certain deductions taken for financial reporting purposes that are not deductible for federal income tax purposes. The increase in the effective rate for 1997 is primarily due to nondeductible in-process research and development costs and amortization expenses related to the acquisition of CRM. Exclusive of special charges, the Company's effective tax rate would have been 38.0% in 1997.

PRO FORMA RESULTS OF OPERATIONS

     The audited Consolidated Statements of Income included in this report reflect the operations of the Company for the years ended September 30, 1997, 1996 and 1995. Included below is supplemental unaudited consolidated pro forma financial information that management believes is important to provide an understanding of the results of operations of the Company. Pro Forma Condensed Consolidated Statements of Income are presented below on an annual basis for 1997, 1996 and 1995. These Pro Forma Condensed Consolidated Statements of Income are based on the historical statements of the periods presented adjusted to reflect the items discussed in the accompanying notes to the pro forma financial statements. The Pro Forma Condensed Consolidated Statements of Income for 1996 and 1995 give effect to the Distribution as if it had occurred at the beginning of each year. The Pro Forma Condensed Consolidated Statements of Income for 1997 include the results of operations for CRM since June 1, 1997, the effective date of acquisition.

     The unaudited consolidated pro forma financial information is presented for informational purposes only and should be read in conjunction with the accompanying notes to the pro forma financial statements and with the Company's historical financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" set forth herein and in the Post Effective Amendment No. 2 to the Company's Registration Statement on Form 10/A dated August 1, 1996. The pro forma financial statements should not be considered indicative of the operating results that the Company will achieve in the future because, among other things, these statements are based on historical rather than prospective information and include certain assumptions that are subject to change.

     The unaudited Pro Forma Condensed Consolidated Statements of Income reflect, in management's opinion, all adjustments necessary to fairly state the pro forma results of operations for the periods presented to make the unaudited pro forma statements not misleading.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                           FOR THE YEAR ENDED SEPTEMBER 30,
                                                    ----------------------------------------------
                                                                       AS
                                                                    REPORTED
                                                    AS REPORTED     WITHOUT
                                                    WITH SPECIAL    SPECIAL
                                                      CHARGES      CHARGES(B)
                                                    ------------   ----------
                                                        1997          1997        1996      1995
                                                    ------------   ----------   --------   -------
Operating revenues................................    $122,836      $122,836    $103,884   $80,847
Cost of revenues..................................      76,662        76,662      66,868    51,337
                                                      --------      --------    --------   -------
Gross profit......................................      46,174        46,174      37,016    29,510
Selling, general and administrative expenses......      13,565        13,565      11,445     9,272
Research and development..........................         688           688           0         0
Advance funding program income....................      (7,255)       (7,255)     (6,564)   (4,582)
Advance funding program expense(A)................         688           688       2,760     3,075
Depreciation and amortization expense.............       3,797         3,797       2,127     1,216
Special Charges...................................      21,252             0           0         0
                                                      --------      --------    --------   -------
Income from operations............................      13,439        34,691      27,248    20,529
Other income, net.................................         552           552         152       526
                                                      --------      --------    --------   -------
Income before provision for income taxes..........      13,991        35,243      27,400    21,055
Provision for income taxes(C).....................     (10,284)      (13,381)    (10,411)   (8,005)
                                                      --------      --------    --------   -------
Net income........................................       3,707      $ 21,862    $ 16,989   $13,050
                                                      ========      ========    ========   =======
Net income per common share.......................    $   0.23      $   1.33    $   1.10   $  0.89
Weighted average common shares and common share
  equivalents outstanding(D)......................      16,259        16,488      15,385    14,587

Notes to unaudited pro forma condensed consolidated statements of income:

(A) Reflects an adjustment to increase interest expense for the assumed borrowings for the cash transfer made to USLD of $11,713,000 in accordance with the terms of the Distribution Agreement and cash payments for direct costs incurred in connection with the Distribution of approximately $9,200,000. Interest expense was calculated at a rate of 8.0% and 8.25% per annum for 1996 and 1995, respectively.

(B) Excludes special charges of $21,252,000 representing in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM and $8.3 million of accumulated costs associated with the development of a direct billing system that was abandoned by the Company.

(C) Reflects related income tax effect of the adjustments in notes (A) and (B)

(D) The number of weighted average shares outstanding for 1996 and 1995 gives effect to the shares assumed to be issued had the Distribution occurred at the beginning of each year. The number of weighted average shares outstanding for 1997 as reported without special charges explained in note
    (B) gives effect to the net income that would have been recognized during the third quarter of 1997 had the special charges not been incurred.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's cash balance increased to $41.4 million at September 30, 1997, from $34.1 million at September 30, 1996. Large fluctuations in daily cash balances are normal due to the large amount of customer receivables that the Company collects on behalf of its customers. The Company's working capital position increased to $27.6 million at September 30, 1997, from $13.5 million at September 30, 1996, and its current ratio was 1.2:1 and 1.1:1 at September 30, 1997 and 1996, respectively. Net cash provided by operating activities was $31.1 million, $26.0 million and $14.3 million in 1997, 1996 and 1995, respectively, and reflected the increases in net income from 1995 to 1997, exclusive of special charges.

     In December 1996, the Company obtained a new $50.0 million revolving line of credit facility with certain lenders primarily to draw upon to advance funds to its billing customers prior to collection of the funds from the local telephone companies. This new credit facility terminates on December 20, 1999, and provides the Company with more favorable terms than those of the Company's previous credit facility. Borrowings under the credit facility are limited to a portion of the Company's eligible receivables. Management believes that the capacity under the credit facility will be sufficient to fund advances to its billing customers for the foreseeable future. The amount borrowed by the Company under its credit facility to finance the advance funding program was $0 and $19.0 million at September 30, 1997 and 1996, respectively. At September 30, 1997, the amount available under the Company's credit facility was $50.0 million.

     In addition to the revolving line of credit facility described above, the Company is obligated as a guarantor of USLD's equipment financing agreements with certain lenders. The aggregate unpaid principal amount of indebtedness under such agreements at September 30, 1997 was approximately $7.2 million, due in varying amounts through October 2000. Under certain of its credit agreements, the Company is prohibited from paying dividends on its common stock, is required to comply with certain financial covenants and is subject to certain limitations on the issuance of additional secured debt. Cross-default provisions of certain of the Company's equipment loans may place the Company in default of such loans in the event that USLD defaults under the equipment finance agreements that the Company has guaranteed. The Company was in compliance with all required covenants at September 30, 1997.

     Capital expenditures amounted to approximately $17.6 million in 1997 and related primarily to the purchase of computer equipment and software. During 1997, the Company financed approximately $4.1 million of equipment through term debt agreements with two separate lenders. The Company anticipates spending approximately $12 million over the next twelve months, including expenditures for local telephone company agreements that will enable it to offer "invoice ready" billing services. The Company believes that it will be able to fund expenditures with internally generated funds and borrowings, but there can be no assurance that such funds will be available or expended.

     Effective June 1, 1997, the Company acquired Computer Resources Management, Inc. ("CRM"), a company that develops software systems for the direct billing of telecommunications services. An aggregate of $8.5 million cash and 325,000 shares of the Company's common stock were issued in connection with this purchase transaction. Of these shares, 65,000 were deposited in an escrow account to satisfy certain indemnification obligations. All of the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of the earnings per share calculations. During the third quarter of 1997, the Company expensed $13.0 million of in-process research and development costs acquired from the acquisition. The Company granted certain registration rights to and entered into an employment agreement with the principal of CRM.

     The Company's operating cash requirements consist principally of working capital requirements, requirements under its advance funding program, scheduled payments of principal on its outstanding indebtedness and capital expenditures. The Company believes that it has the ability to continue to secure long-term equipment financing and that this ability, combined with cash flows generated from operations and periodic borrowings under its receivable financing facility, will be sufficient to fund capital expenditures, advance funding requirements, working capital needs and debt repayment requirements for the foreseeable future.

ADVANCE FUNDING PROGRAM AND RECEIVABLE FINANCING FACILITY

     Since it generally takes 40 to 90 days to collect receivables from the local telephone companies, customers can significantly accelerate cash receipts by utilizing the Company's advance funding program. The Company offers participation in this program to qualifying customers through its Advance Payment Agreement. Under the terms of this agreement, the Company purchases the customer's accounts receivable for an amount equal to the face amount of the billing records submitted to the local telephone companies by the Company for billing and collection, less certain deductions. The purchase price is remitted by the Company to its customers in two payments.

     Within five days from receiving a customer's records, an initial payment is made to the customer based on a percentage of the value of the customer's call records submitted to the local telephone companies. This percentage is established by the Advance Payment Agreement and generally ranges between 50% and 80%. The Company pays the remaining balance of the purchase price upon collection of funds from the local telephone companies. A portion of the funds used to make the advance payments may be borrowed under the Company's revolving line of credit facility. The amount borrowed by the Company under this credit facility to finance the advance funding program was $0 and $19.0 million at September 30, 1997 and 1996, respectively.

     Service fees charged to customers by the Company are recorded as Advance Funding Program Income and are computed at a rate above the prime rate on the amount of advances (initial payments) outstanding to a customer during the period commencing from the date the initial payment is made until the Company recoups the full amount of the initial payment from local telephone companies. The rate charged to the customer by the Company is higher than the interest rate charged to the Company, in part to cover the administrative expenses incurred in providing this service. Borrowing costs are computed at a rate below the prime interest rate and are based on the amount of borrowings outstanding during the period commencing from the date the funds are borrowed until the loan is repaid by the Company. Borrowing costs are recorded as Advance Funding Program Expense. The result of these financing activities is the generation of a net amount of Advance Funding Program Income that contributes to the net income of the Company.

     As part of the Advance Payment Agreement, the Company contractually purchases the customer accounts receivable upon which funds are advanced. Further, the customer may grant a first lien security interest in other customer accounts and assets and will take other action as may be required to perfect the Company's first lien security interest in such assets. Under the terms of the credit facility agreement, the Company is obligated to repay amounts borrowed whether or not the purchased accounts receivable are actually collected.

SEASONALITY

     To some extent, the revenues and telephone call record volumes of most customers of the Company are affected by seasonality. For example, the Company's direct dial long distance customers use the Company's services primarily to bill residential accounts, which typically generate a higher traffic volume around holidays, particularly Thanksgiving, Christmas and New Year's Day. As a result of this seasonal variation, direct dial long distance telephone call record volumes processed by the Company during the Company's first and second fiscal quarters ending December 31 and March 31, respectively, (which include the Thanksgiving, Christmas and New Year's Day holidays), historically have been the highest level of any quarter of the year after adjusting for new business. Consequently, revenues reported by the Company that are derived from direct dial long distance telephone call records are similarly affected. The seasonal effect caused by the Company's direct dial long distance customers has been lessened, however, as a result of the Company's business from operator services customers. Typically, the Company's operator services customers experience decreases in operator services revenues and telephone call record volumes in the fall and winter months as pay telephone usage declines due to cold and inclement weather in many parts of the United States. Conversely, due to increased traffic from pay telephones during the spring and summer months, the Company has historically processed its highest volumes of operator services telephone call records and reported its highest operator services-related revenues in the third and fourth quarters of the fiscal year. The billing revenues derived from operator services customers have mitigated the seasonal effects of the revenues derived from the Company's direct dial long distance customers.

EFFECT OF INFLATION

     Inflation is not a material factor affecting the Company's business. Prices charged to the Company by local telephone companies and third-party vendors for billing, collection and transmission services have not increased significantly during the past year. General operating expenses such as salaries, employee benefits and occupancy costs are, however, subject to normal inflationary pressures.

NEW ACCOUNTING STANDARDS

     Management of the Company does not anticipate the adoption of any new standards recently issued by the Financial Accounting Standards Board will have a material impact on the Company's financial position or results of operations.

CONSOLIDATED FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The Consolidated Financial Statements of the Company and the related report of the Company's independent public accountants thereon are included in this Appendix at the page indicated.

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................   39
Consolidated Balance Sheets at September 30, 1997 and
  1996......................................................   40
Consolidated Statements of Income for the Years Ended
  September 30, 1997, 1996 and 1995.........................   41
Consolidated Statements of Stockholders' Equity for the
  Years Ended September 30, 1997, 1996 and 1995.............   42
Consolidated Statements of Cash Flows for the Years Ended
  September 30, 1997, 1996 and 1995.........................   43
Notes to Consolidated Financial Statements..................   44

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Billing Information Concepts Corp.:

     We have audited the accompanying consolidated balance sheets of Billing Information Concepts Corp. (a Delaware corporation) and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Billing Information Concepts Corp. and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

San Antonio, Texas
November 14, 1997

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                     ASSETS

                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
Current assets:
  Cash and cash equivalents.................................  $ 41,444    $ 34,135
  Accounts receivable, net of allowance for doubtful
     accounts of $138 (1997) and $0 (1996)..................    25,919      17,707
  Purchased receivables.....................................    70,175      70,920
  Prepaids and other........................................     3,196         883
                                                              --------    --------
          Total current assets..............................   140,734     123,645
  Property and equipment....................................    22,906      11,403
  Less accumulated depreciation and amortization............    (4,750)     (2,023)
                                                              --------    --------
          Net property and equipment........................    18,156       9,380
  Equipment held under capital leases, net of accumulated
     amortization of $964 (1997) and $482 (1996)............       606       3,519
  Other assets, net of accumulated amortization of $1,680
     (1997) and $1,190 (1996)...............................     7,516       1,238
                                                              --------    --------
          Total assets......................................  $167,012    $137,782
                                                              ========    ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Trade accounts payable....................................  $ 19,223    $ 12,743
  Accounts payable -- billing customers.....................    75,166      58,525
  Accrued liabilities.......................................    17,728      18,338
  Revolving line of credit for purchased receivables........         0      19,010
  Current portion of long-term debt.........................       606         603
  Current portion of obligations under capital leases.......       441         896
                                                              --------    --------
          Total current liabilities.........................   113,164     110,115
  Long-term debt, less current portion......................     2,324       2,370
  Obligations under capital leases, less current portion....       290       2,666
  Deferred income taxes.....................................     2,048           0
  Other liabilities.........................................       499           0
                                                              --------    --------
          Total liabilities.................................   118,325     115,151
Commitments and contingencies (See Notes 4 and 11)
Stockholders' equity:
  Preferred stock, $0.01 par value, 10,000,000 shares
     authorized, no shares issued or outstanding at
     September 30, 1997 or 1996.............................         0           0
  Common stock, $0.01 par value, 60,000,000 shares
     authorized, 16,197,585 shares issued and outstanding at
     September 30, 1997; 15,045,709 shares issued and
     outstanding at September 30, 1996......................       162         151
  Additional paid-in capital................................    43,078      19,790
  Retained earnings.........................................     6,397       2,690
  Deferred compensation.....................................      (950)          0
                                                              --------    --------
          Total stockholders' equity........................    48,687      22,631
                                                              --------    --------
          Total liabilities and stockholders' equity........  $167,012    $137,782
                                                              ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   --------
Operating revenues..........................................   $122,836    $103,884    $80,847
Cost of revenues............................................     76,662      66,868     51,337
                                                               --------    --------    -------
Gross profit................................................     46,174      37,016     29,510
Selling, general and administrative expenses................     13,565      11,445      9,272
Research and development....................................        688           0          0
Advance funding program income..............................     (7,255)     (6,564)    (4,582)
Advance funding program expense.............................        688       1,367      1,351
Depreciation and amortization expense.......................      3,797       2,127      1,216
Special charges (See Note 6)................................     21,252           0          0
                                                               --------    --------    -------
Income from operations......................................     13,439      28,641     22,253
Other income (expense):
Interest income.............................................        989         938        883
Interest expense............................................       (493)       (287)      (188)
Other, net..................................................         56        (499)      (169)
                                                               --------    --------    -------
          Total other income, net...........................        552         152        526
                                                               --------    --------    -------
Income before provision for income taxes....................     13,991      28,793     22,779
Provision for income taxes..................................    (10,284)    (10,941)    (8,661)
                                                               --------    --------    -------
Net income..................................................   $  3,707    $ 17,852    $14,118
                                                               ========    ========    =======
Primary:
Net income per common share.................................   $   0.23          --         --
Pro forma net income per common share
  (Unaudited -- See Note 2).................................         --    $   1.16    $  0.97
Weighted average common shares and common share equivalents
  outstanding...............................................     16,259          --         --
Pro forma weighted average common shares and common share
  equivalents outstanding (Unaudited -- See Note 2).........         --      15,385     14,587
Fully diluted:
Net income per common share.................................   $   0.22          --         --
Pro forma net income per common share
  (Unaudited -- See Note 2).................................         --    $   1.15    $  0.97
Weighted average common shares and common share equivalents
  outstanding...............................................     16,627          --         --
Pro forma weighted average common shares and common share
  equivalents outstanding (Unaudited -- See Note 2).........         --      15,527     14,617

  The accompanying notes are an integral part of these consolidated financial statements.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                USLD'S
                                                                             INVESTMENT IN
                                         PREFERRED STOCK    COMMON STOCK          AND        ADDITIONAL
                                         ---------------  ----------------    ADVANCES TO     PAID-IN       DEFERRED     RETAINED
                                         SHARES   AMOUNT  SHARES    AMOUNT        BIC         CAPITAL     COMPENSATION   EARNINGS
                                         ------   ------  -------   ------   -------------   ----------   ------------   --------
Balances at September 30, 1994.........    10      $100      102     $  1      $ 13,001       $     0       $     0       $    0
Transfers to affiliates................     0         0        0        0        (5,997)            0             0            0
Net income.............................     0         0        0        0        14,118             0             0            0
                                          ---      ----   ------     ----      --------       -------       -------       ------
Balances at September 30, 1995.........    10       100      102        1        21,122             0             0            0
Transfers (to) from affiliates.........     0         0     (102)      (1)        2,850       (15,448)            0            0
Redemption of preferred stock..........   (10)     (100)       0        0        (3,900)            0             0            0
Issuance of common stock in connection
  with Distribution (See Note 2).......     0         0   15,032      151       (35,234)       35,083             0            0
Exercise of stock options..............     0         0       14        0             0           155             0            0
Net income.............................     0         0        0        0        15,162             0             0        2,690
                                          ---      ----   ------     ----      --------       -------       -------       ------
Balances at September 30, 1996.........     0         0   15,046      151             0        19,790             0        2,690
Issuance of common stock...............     0         0      343        3             0         9,834             0            0
Exercise of stock options and
  warrants.............................     0         0      809        8             0        11,964             0            0
Issuance of stock options..............     0         0        0        0             0         1,490        (1,490)           0
Compensation expense...................     0         0        0        0             0             0           540            0
Net income.............................     0         0        0        0             0             0             0        3,707
                                          ---      ----   ------     ----      --------       -------       -------       ------
Balances at September 30, 1997.........     0      $  0   16,198     $162      $      0       $43,078       $  (950)      $6,397
                                          ===      ====   ======     ====      ========       =======       =======       ======

  The accompanying notes are an integral part of these consolidated financial statements.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              FOR THE YEAR ENDED SEPTEMBER 30,
                                                              --------------------------------
                                                                1997        1996        1995
                                                              ---------   ---------   --------
Cash flows from operating activities:
  Net income................................................   $  3,707    $ 17,852    $14,118
     Adjustments to reconcile net income to net cash
       provided by operating activities:
       Depreciation and amortization........................      3,797       2,127      1,216
       Deferred compensation................................        540          10         18
       Loss on disposition of equipment.....................        141         376          0
       Special charges......................................     21,252           0          0
       Changes in operating assets and liabilities:
          (Increase) decrease in accounts receivable........     (7,445)        406     (5,445)
          Increase in prepaids and other....................     (1,538)       (259)      (550)
          Increase in trade accounts payable................      6,450         139      4,856
          Increase in accrued liabilities...................      3,695       5,403         81
          Increase (decrease) in other liabilities..........        499         (21)       (35)
                                                               --------    --------    -------
Net cash provided by operating activities...................     31,098      26,033     14,259
Cash flows from investing activities:
  Purchases of property and equipment.......................    (17,578)     (6,679)    (1,922)
  Purchase of software development company, net of cash
     acquired...............................................     (8,403)          0          0
  Collections of (payments for) purchased receivables,
     net....................................................        745     (15,692)    (1,881)
  Collections of proceeds due (payments made) to billing
     customers, net.........................................     15,541      23,769     (2,239)
  Collections of sales taxes due on behalf of billing
     customers, net.........................................      2,136         743      6,818
  Proceeds from sale of equipment...........................        127           0          0
  Other investing activities................................     (1,001)       (207)      (792)
                                                               --------    --------    -------
Net cash provided by (used in) investing activities.........     (8,433)      1,934        (16)
Cash flows from financing activities:
  Payments on revolving line of credit for purchased
     receivables, net.......................................    (19,010)     (4,020)    (2,205)
  Proceeds from issuance of long-term debt..................      4,091       1,937        917
  Payments on long-term debt................................     (4,184)       (688)      (148)
  Payments on capital leases................................     (2,831)       (436)      (230)
  Proceeds from issuance of common stock....................      6,578          96          0
  Transfers to affiliates...................................          0     (17,491)    (6,549)
                                                               --------    --------    -------
Net cash used in financing activities.......................    (15,356)    (20,602)    (8,215)
                                                               --------    --------    -------
Net increase in cash and cash equivalents...................      7,309       7,365      6,028
Cash and cash equivalents, beginning of year................     34,135      26,770     20,742
                                                               --------    --------    -------
Cash and cash equivalents, end of year......................   $ 41,444    $ 34,135    $26,770
                                                               ========    ========    =======

  The accompanying notes are an integral part of these consolidated financial statements.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       SEPTEMBER 30, 1997, 1996 AND 1995

NOTE 1. BUSINESS ACTIVITY

     Billing Information Concepts Corp. ("BIC") was incorporated in the State of Delaware in 1996. BIC was previously a wholly-owned subsidiary of U.S. Long Distance Corp. ("USLD") that, upon its spin-off from USLD, became an independent, publicly held company. BIC and its subsidiaries (collectively, the "Company") primarily provide billing clearinghouse and information management services in the United States to the telecommunications industry. In addition to processing call records, the Company provides a wide range of back office services including customer service, data processing, tax filings, accounting services and an advance funding program. The Company also develops, licenses and supports billing systems for telecommunications service providers and provides direct billing services.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation and Basis of Presentation

     The accompanying consolidated financial statements include the accounts of BIC and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

     On August 2, 1996 (the "Distribution Date"), USLD distributed all of the outstanding common stock of BIC, pro rata to the stockholders of USLD (the "Distribution") with the result being that BIC became an independent, publicly held company that owns and operates all of the assets of, and is responsible for all of the liabilities associated with, the billing clearinghouse and information management services business previously owned by USLD. The accompanying financial statements include the operations of BIC which, until the Distribution, were combined with and reported as part of the consolidated financial statements of USLD. Immediately prior to the Distribution, BIC canceled all of USLD's intercompany payable owed to BIC. In recognition of this, the balance of the intercompany receivable from USLD has been combined with and included in the balance sheet caption entitled "USLD's investment in and advances to BIC." All stockholder equity account balances, except for the par value of BIC common stock, have also been reported as "USLD's investment in and advances to BIC."

     Certain selling, general and administrative expenses of USLD were historically accounted for on a consolidated basis with no allocation to individual subsidiaries. The historical statements of BIC have been adjusted to include all of the expenses that appropriately and fairly could have been allocated to BIC except for the income taxes. USLD's federal income taxes have historically been determined on a consolidated basis. For purposes of preparing the BIC historical consolidated financial statements, income taxes have been determined on a separate company basis. Deferred taxes have been recorded on BIC's consolidated financial statements, as appropriate. Tax assets and liabilities are reflected in a manner consistent with the Tax Sharing Agreement between USLD and BIC.

     For purposes of preparing BIC's consolidated financial statements, certain amounts that were previously classified as operating revenues, cost of revenues, selling, general and administrative expenses, and other income (expense) have been reclassified. Certain intercompany transactions that had been eliminated in consolidation are properly reflected in the historical consolidated financial statements of BIC at amounts that are believed by management to reflect an arm's-length relationship. Certain prior period amounts have been reclassified for comparative purposes.

  Estimates in the Financial Statements

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition Policies

     The Company recognizes revenue from its billing services when records that are to be billed and collected by the Company are processed. Revenue from the sale of billing systems, including the licensing of software rights, is recognized at the time that the product is delivered to the customer, provided that the Company has no significant related obligations or collection uncertainties remaining. If there are significant obligations related to the installation or development of the system delivered, revenue is recognized in the period that the Company fulfills its obligations. Services revenue related to the Company's billing systems is recognized in the period that the services are provided.

  Billing Services

     The Company provides billing services to operator services providers and direct dial long distance companies through billing agreements with the local telephone companies, which maintain the critical database of end-user names and addresses of the billed parties. Bills are generated by the local telephone companies and the collected funds are remitted to the Company, which in turn remits these funds, net of fees, to its billing customers. The Company records a trade accounts receivable and operating revenue for fees charged for its billing services. When the customer's receivables are collected by the Company from the local telephone companies, the Company's trade receivables are reduced by the amount corresponding to the Company's processing fees and the remaining funds are recorded as an accounts payable to billing customers.

     The Company offers participation in an advance funding program to qualifying customers through its Advance Payment Agreement. Under the terms of this agreement, the Company purchases the customer's accounts receivable for an amount equal to the face amount of the billing records submitted to the local telephone companies by the Company for billing and collection less:

     - all local telephone company charges, rejects, unbillables and bad debt deductions;

     - all credits and adjustments granted to end-users;

     - all of the Company's processing fees and sales taxes, if appropriate;

     - all financing service charges assessed by the Company; and

     - any and all losses, costs or expenses incurred by the Company in processing or collecting the customer accounts from all previously billed records.

     The purchase price is remitted by the Company to its customers in two payments. Within five days from receiving a customer's records, an initial payment is made to the customer based on a percentage of the face amount of the customer's call records submitted by the Company to the local telephone companies. The Company pays the remaining balance of the purchase price to the customer upon collection of funds from the local telephone companies. The purchase date is the date the initial payment is made. In connection with its purchase of billing records, the Company may draw on its revolving credit facility.

     Any accounts receivable purchased by the Company are recorded as purchased receivables in an amount equal to the face amount of the billing records submitted to the local telephone companies by the Company for billing and collection. Concurrently, an equal amount is recorded as accounts payable to billing customers. The amount of the initial payment made to the customer reduces accounts payable to billing customers. The

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES balance, reported as accounts payable to billing customers ($75,166,000 and $58,525,000 at September 30, 1997 and 1996, respectively), consists of:

     - an amount equal to the face value of all purchased receivables, reduced for any amounts paid as initial payments under Advance Payment Agreements,

     - an amount equal to collections from local telephone companies that have not yet been remitted to customers, and

     - an amount accrued for the estimated liability associated with future end-user refunds and local telephone company adjustments related to customers who are no longer serviced by the Company.

     The purchased receivables balance is relieved at the time the customer receivables are collected from the local telephone companies. Any differences between the amount initially recorded as a purchased receivable and the amount ultimately collected from the local telephone companies are recorded as a reduction of both the purchased receivable and accounts payable to billing customers in an equal amount. The funds are remitted to the customer after the Company deducts the amount funded, the financing service charges earned under the Advance Payment Agreement, local telephone company billing fees due the Company and any end-user customer service refunds.

     The Company has some risk with regard to these deductions to the extent that they exceed the amount collected from the local telephone companies. Generally, the Company will collect these amounts from future funds received from the local telephone companies. However, in certain cases, such as if the Company is no longer providing services to the customer, there may not be adequate funds from which to collect these amounts. The Company does have the right of offset against all funds held for the account of such customers and may hold a first lien security interest in such billing customers' accounts, generally including those not acquired by the Company. The Company has an accrued liability included in the balance sheet caption entitled "Accounts payable -- billing customers" for the estimated amount that such deductions exceed funds withheld from such customers.

     The following receivables purchased and financed by the Company were outstanding at:

                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1997      1996
                                                              -------   -------
                                                               (IN THOUSANDS)
Purchased receivables.......................................  $70,175   $70,920
Revolving line of credit for purchased receivables..........        0    19,010

  Property and Equipment

     Property and equipment are stated at cost. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the related assets, which range from three to ten years. Upon disposition, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss is reflected in other income (expense) for that period. Expenditures for maintenance and repairs are charged to expense as incurred and major improvements are capitalized.

  Other Assets

     Other assets include costs incurred to acquire billing agreements with local telephone companies for billing and collection services and other agreements. These costs are being amortized over five to seven years. Other assets also include financing costs related to the issuance of debt, which have been deferred and are amortized over the life of the respective financing agreement, and goodwill and other intangibles related to the acquisition of a software development company (see Note 5). In addition, long-term deposits have been included in other assets.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

  Accrued Liabilities

     Accrued liabilities include sales taxes payable on behalf of billing customers of $13,061,000 and $12,025,000 at September 30, 1997 and 1996,
respectively.

  Fair Value of Financial Instruments

     The estimated fair values of the Company's cash and cash equivalents and all other financial instruments have been determined using appropriate valuation methodologies and approximate their related carrying values.

  Income Taxes

     Deferred tax assets and liabilities are recorded based on enacted income tax rates that are expected to be in effect in the period in which the deferred tax asset or liability is expected to be settled or realized. A change in the tax laws or rates results in adjustments to the deferred tax assets or liabilities. The effects of such adjustments are required to be included in income in the period in which the tax laws or rates are changed.

     BIC and USLD entered into a Tax Sharing Agreement that defines the parties' respective rights and obligations with respect to deficiencies and refunds of federal, state and other income or franchise taxes relating to BIC's business for tax years prior to the Distribution and with respect to certain tax attributes of BIC after the Distribution. In general, with respect to periods ending on or before the last day of the year in which the Distribution occurred, USLD is responsible for (i) filing both consolidated federal tax returns for the USLD affiliated group and combined or consolidated state tax returns for any group that includes a member of the USLD affiliated group, including in each case BIC and its subsidiaries for the relevant periods of time that such companies were members of the applicable group and (ii) paying the taxes related to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities). BIC will reimburse USLD for a portion of such taxes and the cost of preparation of the associated tax returns related to the BIC affiliated group. BIC is responsible for filing returns and paying taxes related to the BIC affiliated group for subsequent periods. BIC and USLD have agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters.

  Net Income Per Common Share

     Net income per common share is computed by dividing net income by the weighted average number of common shares and common share equivalents outstanding during each period. Any options or warrants outstanding are considered common stock equivalents provided they have a dilutive effect on net income per common share. Net income per common share is presented on a pro forma basis for fiscal 1996 and 1995, as BIC had no publicly held common shares outstanding prior to the Distribution. The unaudited pro forma net income per common share was computed by dividing net income by the pro forma weighted average number of common shares and common share equivalents outstanding during the applicable period. The pro forma weighted average number of common shares outstanding during each fiscal year gives effect to the number of shares assumed to be issued had the Distribution occurred at the beginning of each period presented, including the assumed conversions of options and warrants that were assumed to be outstanding during the respective periods. The unaudited pro forma per share data is presented for informational purposes only and should not be considered indicative of the operating results which the Company will achieve in the future because, among other things, this data is based on historical rather than prospective information and includes certain assumptions which are subject to change.

     Actual net income per common share for the period from the Distribution Date to September 30, 1996, was $0.17 per share. The approximate weighted average number of common shares and common share

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES equivalents used in computing actual net income per common share for the period from the Distribution Date to September 30, 1996 was 15,761,000.

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," which establishes standards for computing and presenting earnings per share ("EPS") for entities with publicly held common stock or potential common stock. SFAS No. 128 simplifies the standards for computing EPS previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS, which excludes dilution. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. SFAS No. 128 is effective for financial statements for periods ending after December 15, 1997, and earlier application is not permitted. After the effective date, SFAS No. 128 requires restatement of all prior period EPS data presented.

     The pro forma effect of adopting SFAS No. 128 on EPS data is as follows:

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
Primary EPS as reported.....................................   $0.23     $1.16     $0.97
Pro forma effect of SFAS No. 128............................    0.01      0.06      0.09
                                                               -----     -----     -----
Basic EPS as restated.......................................   $0.24     $1.22     $1.06
                                                               =====     =====     =====
Fully diluted EPS as reported...............................   $0.22     $1.15     $0.97
Pro forma effect of SFAS No. 128............................    0.01      0.01      0.00
                                                               -----     -----     -----
Diluted EPS as restated.....................................   $0.23     $1.16     $0.97
                                                               =====     =====     =====

     Basic earnings per share were computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share differs from basic earnings per share due to the assumed conversions of options and warrants that were outstanding during the period.

  New Accounting Standards

     In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which provides accounting and reporting standards for, among other things, the transfer and servicing of financial assets, such as factoring receivables. SFAS No. 125 is effective for transfers and servicing of financial assets occurring after December 31, 1996 and is to be applied prospectively. In December 1996, the FASB issued SFAS No. 127, "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." SFAS No. 127 amends the effective date for certain provisions of SFAS No. 125 to December 31, 1997. Management of the Company does not anticipate the adoption of SFAS No.'s 125 and 127 will have a material impact on the Company's financial position or results of operations.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

  Statements of Cash Flows

     Cash payments and non-cash activities during the periods indicated were as follows:

                                                             YEAR ENDED SEPTEMBER 30,
                                                            --------------------------
                                                             1997      1996      1995
                                                            -------   -------   ------
                                                                  (IN THOUSANDS)
Cash payments for interest................................  $ 1,375   $ 1,563   $1,564
Cash payments for income taxes............................    8,913     8,366    8,859
Noncash investing and financing activities:
Common stock issued in connection with the Distribution...        0    35,234        0
Net assets transferred from USLD in connection with the
  Distribution............................................        0       892        0
Capital lease obligations incurred........................        0     2,432    1,249
Tax benefit recognized in connection with stock option
exercises.................................................    5,765        59       94
Assets acquired in connection with acquisition............   20,512         0        0
Liabilities assumed in connection with acquisition........    2,596         0        0
Common stock issued in connection with acquisition........    9,466         0        0

     For purposes of determining cash flows, the Company considers all temporary cash investments purchased with an original maturity of three months or less to be cash equivalents.

NOTE 3. DEBT

     Long-term debt is comprised of the following:

                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1997       1996
                                                              ------    --------
                                                                (IN THOUSANDS)
Revolving line of credit for purchased receivables, 8.75% at
  September 30, 1996 (prime rate (8.25%) plus .5%), due in
  varying amounts through December 31, 1996.................  $    0    $ 19,010
Fixed interest rate term notes..............................   2,930       2,973
                                                              ------    --------
Total debt..................................................   2,930      21,983
Less -- Current portion.....................................    (606)    (19,613)
                                                              ------    --------
                                                              $2,324    $  2,370
                                                              ======    ========

     The Company has various fixed rate term notes with rates ranging from 7.62% to 7.73%, due in varying amounts through June 2002. The proceeds from the issuance of these notes were used to acquire certain computer equipment and office furniture. The loans are secured by the assets acquired with the proceeds of such notes.

     In December 1996, the Company repaid all amounts outstanding under its $45 million revolving line of credit, which bore interest at the prime rate plus 0.5%, and matured December 31, 1996. Effective December 23, 1996, the Company obtained a new $50.0 million revolving line of credit facility with certain commercial lending institutions to finance the purchase of accounts receivable under the Company's Advance Funding Program and for general corporate purposes. The credit facility terminates on December 20, 1999, and bears interest at a variable rate based on the prime rate or federal funds rate as determined by a formula defined in the credit agreement. The facility is secured by the related accounts receivable, the stock of BIC's subsidiaries and various other assets of the Company. The amount borrowed by the Company and the amount

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES available for borrowing under this credit facility was $0 and $50.0 million, respectively, at September 30, 1997. Additionally, at September 30, 1997, the Company has a $1.2 million letter of credit outstanding.

     Under the most restrictive terms of the Company's credit agreements, the Company is prohibited from paying dividends on its common stock, is required to comply with certain financial covenants and is subject to certain limitations on the issuance of additional secured debt. The Company was in compliance with all such covenants at September 30, 1997.

     In addition to the revolving line of credit facility and equipment financing agreements described above, the Company is also obligated as a guarantor of USLD's equipment financing agreements with certain lenders. Prior to the Distribution, the Company obtained financing for capital expenditures through term debt agreements and capital lease agreements that were guaranteed and cross-collateralized by USLD and its other subsidiaries. Most of these debt agreements were secured by the assets of all the subsidiaries within the consolidated group, and in some cases, the existing cross guarantees and security arrangements between the Company and USLD will remain in place for the duration of the facility. In this regard, USLD and the Company have agreed to pay each other a credit support fee equal to 1% per annum of the average monthly balance of indebtedness guaranteed by one on behalf of the other for as long as such guarantees continue. The aggregate unpaid principal amount of indebtedness guaranteed by BIC under such agreements at September 30, 1997, was approximately $7.2 million, due in varying amounts through October 2000. Cross-default provisions of certain of these equipment loans may place the Company in default of such loans in the event that USLD defaults under the equipment finance agreements that the Company has guaranteed.

     Scheduled maturities of debt as of September 30, 1997, are as follows:

                 YEAR ENDING SEPTEMBER 30,                    (IN THOUSANDS)
                 -------------------------                    --------------
     1998...................................................      $  606
     1999...................................................         606
     2000...................................................         606
     2001...................................................         606
     2002...................................................         506
                                                                  ------
                                                                  $2,930
                                                                  ======

NOTE 4. LEASES

     The Company leases equipment and office space under operating leases. Rental expense for the years ended September 30, 1997, 1996 and 1995, was $1,630,000, $726,000, and $555,000, respectively. Future minimum lease payments under non-cancelable operating leases as of September 30, 1997 are as follows:

                 YEAR ENDING SEPTEMBER 30,                    (IN THOUSANDS)
                 -------------------------                    --------------
     1998...................................................     $ 1,908
     1999...................................................       2,042
     2000...................................................       2,042
     2001...................................................       2,042
     2002...................................................       2,042
     Thereafter.............................................       8,176
                                                                 -------
          Total minimum lease payments......................     $18,252
                                                                 =======

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

     The Company also leases various computer equipment under capital lease arrangements. Future minimum lease payments under these capital leases, together with the present value of the net minimum lease payments as of September 30, 1997, are as follows:

                 YEAR ENDING SEPTEMBER 30,                    (IN THOUSANDS)
                 -------------------------                    --------------
     1998...................................................       $498
     1999...................................................        298
                                                                   ----
Total minimum lease payments................................        796
Less: Amount representing interest..........................        (65)
                                                                   ----
Present value of net minimum lease payments.................       $731
                                                                   ====

NOTE 5. ACQUISITION

     Effective June 1, 1997, the Company acquired Computer Resources Management, Inc. ("CRM"), a company that develops software systems for the direct billing of telecommunications services. This acquisition has been accounted for as a purchase. Accordingly, the results of operations for CRM have been included in the Company's consolidated financial statements, and the shares related to the acquisition have been included in the weighted average shares outstanding for purposes of calculating net income per common share since the date of acquisition. The following unaudited pro forma information gives effect to the acquisition of CRM as if it had occurred at the beginning of the periods presented. The unaudited pro forma information is based on the historical information for the periods presented and includes adjustments to reflect the special charge resulting from expensing acquired in-process research and development costs (see Note 6) and the effect on depreciation and amortization expense of recording the fair value of assets acquired. The number of weighted average shares outstanding used in the calculation of the pro forma per share data gives effect to the shares assumed to be issued had the acquisition occurred at the beginning of each period presented.

                                                               YEAR ENDED SEPTEMBER 30,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
                                                                     (UNAUDITED)
Operating revenues..........................................     $127,579       $109,153
Net income..................................................     $  4,203       $  4,860
Net income per common share -- primary......................     $   0.26       $   0.31
Net income per common share -- fully diluted................     $   0.25       $   0.31

     The pro forma financial information should not be considered indicative of the operating results that would have occurred had the acquisition actually taken place at the beginning of the periods specified or that the Company will achieve in the future because, among other things, this information is based on historical rather than prospective information and includes certain assumptions which are subject to change. The unaudited pro forma financial information reflects, in management's opinion, all adjustments necessary to fairly state the pro forma operating results for the periods presented to make the unaudited pro forma financial information not misleading.

     An aggregate of $8.5 million cash and 325,000 shares of the Company's common stock were issued in connection with this purchase transaction. Of these shares, 65,000 were deposited in an escrow account to satisfy certain indemnification obligations. The excess of the purchase price over the fair value of net tangible assets acquired was determined through an independent appraisal and amounted to approximately $17.5 million, of which approximately $1.2 million was recorded as goodwill and is being amortized on a straight-line basis over fifteen years. In addition, $13.0 million was recorded as in-process research and development expenses (see Note 6). The remaining balance was recorded as the purchase price for a customer list and

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES other intangibles, which are being amortized on a straight-line basis over periods ranging from six to twelve years.

NOTE 6. SPECIAL CHARGES

     During the third quarter of fiscal 1997, the Company recognized special charges in the amount of $21.3 million. The $21.3 million charge included in-process research and development costs of $13.0 million acquired in connection with the acquisition of CRM (see Note 5). At the date of acquisition, the technological feasibility of the acquired technology had not yet been established, and the technology had no future alternative uses. The remaining $8.3 million charge represented accumulated costs associated with the development of a direct billing system for a service bureau operation. This development was abandoned by the Company.

NOTE 7. SHARE CAPITAL

     On July 10, 1996, the Company, upon authorization by its Board of Directors, adopted a Shareholder Rights Plan ("Rights Plan") and declared a dividend of one preferred share purchase right on each share of its outstanding common stock. The rights will become exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer, the consummation of which would result in ownership by a person or group of 15% or more of the Company's common stock. These rights, which expire on July 10, 2006, entitle stockholders to buy one ten-thousandth of a share of a new series of participating preferred shares at a purchase price of $130 per one ten-thousandth of a preferred share. The Rights Plan was designed to ensure that stockholders receive fair and equal treatment in the event of any proposed takeover of the Company.

     On August 2, 1996, USLD distributed 15,032,001 shares of the Company's common stock to the existing stockholders of USLD in order to effect the spin-off of BIC from USLD. Prior to August 2, 1996, BIC operated as a wholly-owned subsidiary of USLD and, consequently, had no publicly owned common shares. No dividends were paid on the Company's common stock during fiscal 1997, 1996 or 1995.

NOTE 8. STOCK OPTIONS AND STOCK PURCHASE WARRANTS

     Prior to the Distribution, the Company adopted the BIC 1996 Comprehensive Stock Plan ("Comprehensive Plan") and the BIC 1996 Non-Employee Director Plan ("Director Plan") under which officers and employees, and non-employee directors, respectively, of the Company and its affiliates are eligible to receive stock option grants. The Company has reserved 3,500,000 and 400,000 shares of its common stock for issuance pursuant to the Comprehensive Plan and Director Plan, respectively. Under each plan, options vest and expire pursuant to individual award agreements; however, the expiration date of unexercised options may not exceed ten years from the date of grant. Immediately prior to the Distribution, the Company granted, under the Comprehensive Plan and Director Plan, respectively, options to purchase BIC common stock to each holder of an outstanding option to purchase shares of USLD common stock under the USLD Employee Stock Option Plan and the USLD Non-Employee Director Plan, respectively. The BIC options are exercisable for BIC common stock on the basis of one share of BIC common stock for every one share of USLD common stock subject to the outstanding USLD options. BIC options to purchase a total of 1,566,504 shares of BIC common stock were granted in connection with the adjustment to the USLD options. In connection with the grant of the BIC options, the exercise price of the USLD options was adjusted to preserve the economic value of the USLD options existing immediately prior to the Distribution after giving effect to the grant of the BIC options. The BIC options will have vesting schedules mirroring the vesting schedules of the related USLD options. Each BIC option granted in connection with the Distribution will terminate in accordance with the original USLD option grant.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

     Option activity for the years ended September 30, 1997 and 1996 is summarized as follows:

                                                            NUMBER      WEIGHTED AVERAGE
                                                          OF SHARES      EXERCISE PRICE
                                                          ----------    ----------------
Outstanding, September 30, 1995.........................           0             --
  Granted...............................................   2,339,004         $10.51
  Canceled..............................................     (14,332)        $ 7.78
  Exercised.............................................     (13,708)        $ 6.99
                                                          ----------
Outstanding, September 30, 1996.........................   2,310,964         $10.51
  Granted...............................................   1,290,100         $31.62
  Canceled..............................................     (89,524)        $14.06
  Exercised.............................................    (721,596)        $ 7.96
                                                          ----------
Outstanding, September 30, 1997.........................   2,789,944         $20.85
                                                          ==========

     At September 30, 1997 and 1996, stock options to purchase an aggregate of 1,016,797 and 1,015,886 shares were exercisable and had weighted average exercise prices of $12.03 and $7.14 per share, respectively.

     Stock options outstanding and exercisable at September 30, 1997, were as follows:

                                         OPTIONS OUTSTANDING
------------------------------------------------------------------------     OPTIONS EXERCISABLE
                                                     WEIGHTED               ----------------------
                                                      AVERAGE    WEIGHTED                 WEIGHTED
                                                     REMAINING   AVERAGE                  AVERAGE
              RANGE OF                   NUMBER        LIFE      EXERCISE     NUMBER      EXERCISE
           EXERCISE PRICES             OUTSTANDING    (YEARS)     PRICE     EXERCISABLE    PRICE
           ---------------             -----------   ---------   --------   -----------   --------
$ 1.11 - $ 2.22......................      45,000       0.8       $ 1.48        45,000     $ 1.48
$ 6.30 - $ 9.26......................     722,645       2.3       $ 7.81       631,331     $ 7.74
$13.62 - $14.55......................      52,499       3.3       $14.00         7,167     $13.74
$16.13 - $19.63......................     700,300       4.9       $16.14       230,799     $16.14
$24.75 - $29.13......................     325,000       5.6       $26.33             0         --
$33.69 - $34.88......................     944,500       6.9       $33.73       102,500     $33.69
                                        ---------                            ---------
                                        2,789,944       4.9       $20.85     1,016,797     $12.03
                                        =========                            =========

     The Company has adopted SFAS No. 123, "Accounting for Stock-Based Compensation," but has elected to apply APB Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations in accounting for its stock option plans as allowed under SFAS No. 123. Accordingly, the Company has not recognized compensation expense for stock options granted where the exercise price is equal to the market price of the underlying stock at the date of the grant. During fiscal 1997, 1996 and 1995, the Company recognized $540,000, $10,000 and $18,000, respectively, of compensation expense for options granted below the market price of the underlying stock on such measurement date. In addition, in accordance with the provisions of APB Opinion No. 25, the Company has not recognized compensation expense for employee stock purchases under the Billing Information Concepts Corp. Employee Stock Purchase Plan ("ESPP").

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

     Had compensation expense for the Company's stock options granted and ESPP purchases in 1997 and 1996 been determined based on the fair value at the grant dates consistent with the methodology of SFAS No. 123, pro forma net income and net income per common share would have been as follows (in thousands, except per share amounts):

                                                                 YEAR ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               1997      1996
                                                              ------    -------
Pro forma net income........................................  $2,230    $15,511
Pro forma net income per common share:
  Primary...................................................  $ 0.14    $  1.01
  Fully diluted.............................................  $ 0.13    $  1.00

     The fair value for these options was estimated at the respective grant dates using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                                   YEAR ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1996
                                                              ---------    -------
Expected volatility.........................................        24%        25%
Expected dividend yield.....................................         0%         0%
Expected life...............................................  2.4 years    2 years
Risk-free interest rate.....................................      6.05%      6.03%

     The weighted average fair value and weighted average exercise price, respectively, of options granted where the exercise price was equal to the market price of the underlying stock at the grant date was $7.10 and $32.92 for the year ended September 30, 1997, and $10.14 and $10.46 for the year ended September 30, 1996. The weighted average fair value and weighted average exercise price of options granted during the year ended September 30, 1997 where the exercise price was below the market price of the underlying stock at the grant date was $8.95 and $26.00, respectively. For purposes of the pro forma disclosures, the estimated fair value of options is amortized to expense over the options' vesting periods.

     Warrants to purchase 225,000 shares of common stock at an exercise price of $9.25 per share were granted during fiscal 1996 immediately prior to the Distribution to each holder of a warrant to purchase shares of USLD common stock and had a weighted average fair value of $12.02. The fair value for these warrants was estimated at the grant date using the Black-Scholes option pricing model with an expected volatility of 25%, an expected dividend yield of 0%, an expected life of 2 years and a risk-free interest rate of 6.09% as the weighted-average assumptions. Warrants to purchase 87,677 shares of common stock were exercised in fiscal 1997. There were no warrants exercised in fiscal 1996.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

NOTE 9. INCOME TAXES

     The provision for income taxes is comprised of the following:

                                                            YEAR ENDED SEPTEMBER 30,
                                                           --------------------------
                                                            1997      1996      1995
                                                           -------   -------   ------
                                                                 (IN THOUSANDS)
Federal:
  Current................................................  $ 9,386   $10,049   $7,957
  Deferred...............................................     (146)     (113)    (266)
                                                           -------   -------   ------
                                                           $ 9,240   $ 9,936   $7,691
                                                           =======   =======   ======
State:
  Current................................................  $ 1,044   $ 1,005   $  970
Total:
  Current................................................  $10,430   $11,054   $8,927
  Deferred...............................................     (146)     (113)    (266)
                                                           -------   -------   ------
                                                           $10,284   $10,941   $8,661
                                                           =======   =======   ======

     The provision for income taxes for fiscal 1997, 1996 and 1995 differs from the amount computed by applying the statutory federal income tax rate of 35% to income before provision for income taxes. The reasons for these differences were as follows:

                                                            YEAR ENDED SEPTEMBER 30,
                                                           --------------------------
                                                            1997      1996      1995
                                                           -------   -------   ------
                                                                 (IN THOUSANDS)
Computed income tax provision at statutory rate..........  $ 4,897   $10,078   $7,973
Increases in taxes resulting from:
  Nondeductible research and development expenses........    4,536         0        0
  State income taxes, net of federal benefit.............      679       653      631
  Other, net.............................................      172       210       57
                                                           -------   -------   ------
Provision for income taxes...............................  $10,284   $10,941   $8,661
                                                           =======   =======   ======

     The tax effect of significant temporary differences, which comprise the deferred tax assets and liabilities, are as follows:

                                                                 SEPTEMBER 30,
                                                            ------------------------
                                                             1997      1996    1995
                                                            -------    ----    -----
                                                                 (IN THOUSANDS)
Deferred Tax Assets:
  Expense provisions......................................  $    12    $885    $ 530
Deferred tax liabilities:
  Acquisition of nondeductible intangibles................   (2,009)      0        0
  Tax depreciation and amortization in excess of book.....      (51)    (96)    (325)
  Prepaid expenses........................................        0       0      (21)
                                                            -------    ----    -----
          Total deferred tax liabilities..................   (2,060)    (96)    (346)
                                                            -------    ----    -----
          Net deferred tax asset (liability)..............  $(2,048)   $789    $ 184
                                                            =======    ====    =====

     The Company has been notified by the Internal Revenue Service ("IRS") that a fiscal 1992 transaction between a wholly-owned foreign subsidiary of USLD (Mega Plus Dialing, Inc.) and the Company is proposed

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES to be treated differently by the IRS than originally characterized by the Company. The IRS district office issued a report that proposed an assessment of taxes, interest and penalties. The Company filed a written protest, and the assessment was appealed to the appellate division of the IRS. The appellate division of the IRS agreed with the Company's original treatment of the transaction.

NOTE 10. BENEFIT PLANS

     The Company did not have any benefit plans in effect prior to its spin-off from USLD; however, certain employees and directors of the Company were eligible to participate in certain similar compensation and benefit plans provided by USLD.

     The Benefit Plans and Employment Matters Allocation Agreement ("Benefits Agreement") entered into by the Company and USLD (see Note 12) provides for the allocation of certain responsibilities with respect to employee compensation benefit and labor matters. The allocation of responsibility and adjustments made pursuant to the Benefits Agreement was substantially consistent with the existing benefits provided to USLD employees under USLD's various compensation plans. Among other things, the Benefits Agreement provides that, effective as of the Distribution Date, the Company will or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all liabilities of USLD, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreements, with respect to employees who, on or after the Distribution Date, were employees of the Company or its subsidiaries. The Benefits Agreement also provides that, effective as of the Distribution Date, USLD will, or will cause one or more of its subsidiaries to assume or retain, as the case may be, all liabilities of USLD, to the extent unpaid as of the Distribution Date, under employee benefit plans, policies, arrangements, contracts and agreements, with respect to employees who on or after the Distribution Date were employees of USLD or its subsidiaries.

     In addition, the Company has assumed, with respect to employees who, on or after the Distribution Date, were employees of the Company or any of its subsidiaries, all responsibility for liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans. USLD has assumed, with respect to the employees who, on or after the Distribution Date, were employees of USLD or any of its subsidiaries, all responsibilities for all liabilities and obligations as of the Distribution Date for medical and dental plan coverage and for vacation and welfare plans.

     Participation in the Billing Information Concepts Corp. 401(k) Retirement Plan ("Retirement Plan") is offered to eligible employees of the Company. Generally, all employees of the Company who are 21 years of age or older and who have completed six months of service during which they worked at least 1,000 hours were eligible for participation in the Retirement Plan. The Retirement Plan is a defined contribution plan which provides that participants generally may make voluntary salary deferral contributions, on a pretax basis, of between 1% and 15% of their compensation in the form of voluntary payroll deductions up to a maximum amount as indexed for cost-of-living adjustments. The Company makes matching contributions as a percentage determined annually of the first 3% of a participant's compensation contributed as salary deferral. The Company may make additional discretionary contributions. No discretionary contributions were made in fiscal 1997, 1996 or 1995. During fiscal 1997, 1996 and 1995, the Company's matching contributions totaled approximately $67,000, $35,000 and $27,000, respectively.

     Participation in the Billing Information Concepts Corp. Executive Compensation Deferral Plan ("Executive Plan") is offered to selected employees occupying management positions as determined by BIC's board of directors from time to time. The Executive Plan is a defined contribution plan which provides that participants may make voluntary salary deferral contributions, on a pretax basis, of between 1% and 100% of their eligible compensation. Under the Executive Plan, the Company makes matching contributions equal to the lesser of 100% of a participant's contributions or an amount based on a formula established by the plan. During fiscal 1997, 1996 and 1995, the Company contributed $47,000, $22,000 and $12,000, respectively, to the Executive Plan.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

     Additionally, the Billing Information Concepts Corp. Executive Qualified Disability Plan ("Disability Plan") is provided to certain employees occupying management positions. The Disability Plan provides long-term disability benefits through disability insurance coverage purchased by the Company and through Company funded payments. Benefits under the Disability Plan are provided directly by the Company based on definitions contained in the applicable insurance policies.

     The Billing Information Concepts Corp. Employee Stock Purchase Plan (the "ESPP"), which was established under the requirements of Section 423 of the Internal Revenue Code of 1986, as amended, is offered to eligible employees of the Company. The Company has reserved 1,000,000 shares of its common stock for issuance pursuant to the ESPP. The ESPP enables employees who have completed at least six months of continuous service with the Company to purchase shares of BIC's common stock at a 15% discount through voluntary payroll deductions. The purchase price is the lesser of 85% of the closing price of the common stock on the opening date of each participation period or 85% of the closing price of the common stock on the ending date of each participation period. The Company issued 9,751 and 7,852 shares of its common stock in January and June 1997 pursuant to the ESPP at purchase prices of $18.06 and $24.86, respectively.

NOTE 11. COMMITMENTS AND CONTINGENCIES

     The Company is involved in various claims, legal actions and regulatory proceedings arising in the ordinary course of business. The Company believes it is unlikely that the final outcome of any of the claims or proceedings to which the Company is a party will have a material adverse effect on the Company's financial position or results of operations; however, due to the inherent uncertainty of litigation, there can be no assurance that the resolution of any particular claim or proceeding would not have a material adverse effect on the Company's results of operations for the fiscal period in which such resolution occurred.

     The Company is obligated to pay certain local telephone companies a total of approximately $6.9 million, $5.7 million, $4.2 million, $4.1 million, $4.1 million and $11.0 million during fiscal 1998, 1999, 2000, 2001, 2002 and thereafter, respectively, for minimum usage charges under billing and collection agreements that, unless automatically renewed, expire at varying dates through the end of fiscal 2005. The billing and collection agreements do not provide for any penalties other than payment of the obligation should the usage levels not be met. The Company has met all such volume commitments in the past and anticipates exceeding the minimum usage volumes with all of these vendors.

     The Distribution Agreement (see Note 12) provides the Company will only assume liabilities and obligations for claims and litigation that arose from the ordinary course of the Company's business. The Company will not assume any liabilities that relate to the direct dial long distance and operator service businesses of USLD. The Company is obligated as a guarantor of USLD's equipment financing agreements with certain lenders. The aggregate unpaid principal amount of indebtedness under such agreements at September 30, 1997 was approximately $7.2 million, due in varying amounts through October 2000.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

NOTE 12. RELATED PARTIES

     The Company and USLD shared a common individual on their respective boards of directors through June 2, 1997. Therefore, USLD was considered a related party for purposes of financial disclosure through this date. The Company provides billing and information management services for USLD and purchases telecommunications services from USLD. Transactions under the agreements for these services have been reflected in the accompanying consolidated financial statements at market prices. Related party transactions between the Company and USLD are summarized as follows:

                                                             YEAR ENDED SEPTEMBER 30,
                                                             ------------------------
                                                              1997     1996     1995
                                                             ------   ------   ------
                                                                  (IN THOUSANDS)
Sales to USLD..............................................  $3,166   $5,347   $5,322
Purchases from USLD........................................   1,705    3,332    1,729

     In addition, at September 30, 1996, the Company's accounts receivable balance included $998,000 and the billing customers accounts payable balance included $1,337,000 related to billing services performed for USLD. The Company also had $1,288,000 payable to USLD included in accrued liabilities and $1,034,000 payable to USLD included in long-term debt at September 30, 1996.

     From time to time, the Company has made advances to or was owed amounts from certain officers of the Company. The highest aggregate amount outstanding of advances to officers during the year ended September 30, 1997, was $1.7 million and no amounts were outstanding at September 30, 1997. The Company also had a $50,000 note bearing interest at 7.50% payable to a certain officer of the Company at September 30, 1997.

     For purposes of governing certain ongoing relationships between the Company and USLD after the Distribution and to provide for an orderly transition, the Company and USLD entered into certain agreements. Such agreements include: (i) the Distribution Agreement, providing for, among other things, the Distribution and the division between the Company and USLD of certain assets and liabilities and material indemnification provisions; (ii) the Benefit Plans and Employment Matters Allocation Agreement, providing for certain allocations of responsibilities with respect to benefit plans, employee compensation, and labor and employment matters; (iii) the Tax Sharing Agreement, pursuant to which the Company and USLD agreed to allocate tax liabilities that relate to periods prior to and after the Distribution Date; (iv) the Transitional Services and Sublease Agreement, pursuant to which USLD will provide certain services on a temporary basis and sublease certain office space to the Company and the Company will provide certain services to USLD on a temporary basis; (v) the Zero Plus -- Zero Minus Billing and Information Management Services Agreement and the One Plus Billing and Information Management Services Agreement, pursuant to which the Company will provide billing clearinghouse and information management services to USLD for an initial period of three years; and (vi) the Telecommunications Agreement, pursuant to which USLD will provide long distance telecommunications services to the Company for an initial period of three years. It is the intention of USLD and the Company that the Transitional Services and Sublease Agreement, the Zero Plus -- Zero Minus Billing and Information Management Services Agreement, the One Plus Billing and Information Management Services Agreement, and the Telecommunications Agreement reflect terms and conditions similar to those that would have been arrived at by independent parties bargaining at arm's length; however, there can be no assurances that such agreements are on terms at least as favorable as could have been obtained from unaffiliated third parties.

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

NOTE 13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                     IN THOUSANDS, EXCEPT PER SHARE AMOUNTS

                                                                      QUARTER ENDED
                                                   ---------------------------------------------------
                                                   SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,
                                                       1997          1997       1997          1996
                                                   -------------   --------   ---------   ------------
Operating revenues...............................     $35,742      $ 31,894    $27,382      $27,818
Income (loss) from operations....................       9,836       (12,453)     8,195        7,861
Net income (loss)................................       6,261       (12,622)     5,157        4,911
Net income (loss) per common share -- primary....     $  0.37      $  (0.81)   $  0.32      $  0.30
Net income (loss) per common share -- fully
  diluted........................................     $  0.37      $  (0.81)   $  0.32      $  0.30

                                                                       QUARTER ENDED
                                                    ---------------------------------------------------
                                                    SEPTEMBER 30,   JUNE 30,   MARCH 31,   DECEMBER 31,
                                                        1996          1996       1996          1995
                                                    -------------   --------   ---------   ------------
Operating revenues................................     $27,854      $25,729     $26,947      $23,354
Income from operations............................       7,545        6,866       7,967        6,263
Net income........................................       4,566        4,317       5,021        3,948
Pro forma net income per common
  share -- primary................................     $  0.29      $  0.27     $  0.33      $  0.27
Pro forma net income per common share -- fully
  diluted.........................................     $  0.29      $  0.27     $  0.33      $  0.26

     Per share data is shown on a pro forma basis for fiscal year 1996 as BIC had no publicly held common stock outstanding prior to August 2, 1996 (see Note
2).

--------------------------------------------------------------------------------

                           BILLING INFORMATION CONCEPTS CORP.

              PROXY -- ANNUAL MEETING OF STOCKHOLDERS -- FEBRUARY 26, 1998

              THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS PLEASE MARK, SIGN, DATE AND RETURN IN THE ENCLOSED ENVELOPE.

            The undersigned stockholder of Billing Information Concepts Corp. (the "Company") hereby appoints Parris H. Holmes, Jr., Alan W. Saltzman and Kelly E. Simmons, or each of them, proxies of the undersigned with full power of substitution to vote at the Annual Meeting of Stockholders of the Company to be held on Thursday, February 26, 1998, at 10:00 a.m., Central Standard Time, at the Omni San Antonio Hotel, 9821 Colonnade Blvd., San Antonio, Texas, and at any adjournment thereof, the number of votes which the undersigned would be entitled to cast if personally present:

        (1) ELECTION OF DIRECTOR

            [ ]  FOR nominee listed below    [ ]  WITHHOLD AUTHORITY to
                 (except as marked below)         vote for nominee listed
                                                  below

                                       Lee Cooke

        INSTRUCTIONS: To withhold authority to vote for nominee, draw a line
   P                  through or strike out nominee's name as set forth above.

   R    (2) PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF
            INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO "BILLING CONCEPTS
   O        CORP."

   X        [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN

   Y    (3) PROPOSAL TO AMEND THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF
            INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S COMMON STOCK FROM 60,000,000 TO 75,000,000

            [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN

                (Continued, and to be signed and dated, on reverse side)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                          (Continued from other side)

(4) PROPOSAL TO RATIFY THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 1998

        [ ]  FOR                [ ]  AGAINST                [ ]  ABSTAIN

(5) To consider and act upon any other matter which may properly come before the meeting or any adjournment thereof;

    all as more particularly described in the Proxy Statement dated January 17, 1997, relating to such meeting, receipt of which is hereby acknowledged.

    This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the nominee listed in Proposal 1, FOR Proposal 2, FOR Proposal 3 and FOR Proposal 4.

                                              ----------------------------------

                                              ----------------------------------
                                                 Signature of Stockholder(s)

                                              Please sign your name exactly as
                                              it appears hereon. Joint owners
                                              must each sign. When signing as
                                              attorney, executor, administrator,
                                              trustee or guardian, please give
                                              your full title as it appears
                                              hereon.

                                              Dated                     , 1998.
                                                    --------------------
--------------------------------------------------------------------------------